Exhibit 10.1.1

EXECUTION VERSION

$5,000,000,000

REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT

among

CALPINE CORPORATION,

a Debtor-in-Possession,

as Borrower

and

THE SUBSIDIARIES OF

CALPINE CORPORATION NAMED HEREIN,

Debtors-in-Possession,

as Guarantors

and

THE LENDERS PARTY HERETO,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Sub-Agent

and

CREDIT SUISSE,

GOLDMAN SACHS CREDIT PARTNERS L.P. and

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agents and Co-Documentation Agents

and

CREDIT SUISSE,

as Administrative Agent and Collateral Agent

Dated as of March 29, 2007

CREDIT SUISSE SECURITIES (USA), LLC, GOLDMAN SACHS CREDIT PARTNERS L.P. and J.P. MORGAN SECURITIES, INC.,	DEUTSCHE BANK SECURITIES INC., As Joint Lead Arranger and Bookrunner
As Joint Lead Arrangers and Bookrunners

Schedules

Schedule 1.1A	-	Commitment Amounts
Schedule 1.1B	-	Existing Letters of Credit
Schedule 2.33	-	Incremental Term Loans
Schedule 3.4	-	Financial Statements
Schedule 3.5	-	Loan Parties
Schedule 3.6	-	Prepetition Liens
Schedule 3.21	-	Intercompany Balances
Schedule 5.11(b)	-	Excluded Debtor Subsidiary
Schedule 5.13	-	Post-Closing Matters
Schedule 6.1(c)	-	Prepetition Indebtedness
Schedule 6.3(a)	-	Prepetition Guarantee Obligations
Schedule 6.3(i)	-	Other Guarantee Obligations
Schedule 6.5(i)	-	Turbine Dispositions
Schedule 6.7(c)	-	Certain Investments
Schedule 6.7(l)	-	BLB Letters of Credit
Schedule 6.7(o)	-	Investment in Respect of Certain Letters of Credit
Schedule 6.7(p)	-	Investments in Subsidiaries
Schedule 6.7(r)	-	Certain Existing Intercompany Investments
Schedule 6.8	-	Affiliate Transactions

Exhibits

Exhibit A	-	Form of DIP Refinancing Order
Exhibit B	-	Form of Closing Certificate
Exhibit C	-	Form of Notice of Borrowing
Exhibit D	-	Form of Assignment and Acceptance
Exhibit E	-	Form of Legal Opinion
Exhibit F	-	Form of Letter of Credit Request
Exhibit G	-	Form of Security and Pledge Agreement
Exhibit H	-	Form of Joinder to Revolving Credit, Term Loan and Guarantee Agreement
Exhibit I	-	Form of Exit Facility Agreement
Exhibit J	-	Form of Exemption Certificate
Exhibit K	-	Form of Notice of Continuation/Conversion
Exhibit L	-	Form of Incremental Commitment Supplement
Exhibit M	-	Form of Prepayment Option Notice

TABLE OF CONTENTS

TABLE OF CONTENTS		III

SECTION 1 DEFINITIONS		2

1.1.	Defined Terms	2
1.2.	Terms Generally	25
1.3.	Delivery of Notices or Receivables	25
1.4.	Exchange Rates	25

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS		26

2.1.	First Priority Term Commitments	26
2.2.	Procedure for Term Loan Borrowing	26
2.3.	Repayment of First Priority Term Loans	26
2.4.	Revolving Commitments	27
2.5.	Procedure for Revolving Loan Borrowing	27
2.6.	Swingline Commitment	27
2.7.	Procedure for Swingline Borrowing; Refunding of Swingline Loans	28
2.8.	Letters of Credit	29
2.9.	Issuance of Letters of Credit	31
2.10.	Nature of Letter of Credit Obligations Absolute	31
2.11.	Repayment of Loans; Evidence of Debt	32
2.12.	Interest Rates and Payment Dates	32
2.13.	Computation of Interest and Fees	33
2.14.	Inability to Determine Interest Rate	33
2.15.	Optional Termination or Reduction of Revolving Commitment	34
2.16.	Optional Prepayment of Loans	34
2.17.	Mandatory Prepayment	34
2.18.	Conversion and Continuation Options	36
2.19.	Limitations on Eurodollar Tranches	36
2.20.	Pro Rata Treatment, etc.	36
2.21.	Requirements of Law	38
2.22.	Taxes	39
2.23.	Indemnity	41
2.24.	Change of Lending Office	41
2.25.	Fees	41
2.26.	Letter of Credit Fees	42
2.27.	Nature of Fees	42
2.28.	Priority and Liens	42
2.29.	Security Interest in L/C Cash Collateral Account	44
2.30.	Payment of Obligations	44
2.31.	No Discharge; Survival of Claims	44
2.32.	Conversion to Exit Facility Agreement	44
2.33.	Incremental Term Loans	45

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REVOLVING CREDIT, TERM LOAN AND GUARANTEE AGREEMENT, dated as of March 29, 2007, among (i) CALPINE CORPORATION, a Delaware corporation (the “Borrower”), which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (as defined below), (ii) each of the direct and indirect domestic Subsidiaries of the Borrower designated as a Guarantor on Schedule 3.5 hereto (collectively, the “Guarantors” and together with the Borrower, the “Debtors” and each a “Debtor”), each of which Guarantors is a debtor and a debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the Guarantors, each a “Case” and, collectively, the “Cases”), (iii) GENERAL ELECTRIC CAPITAL CORPORATION (including its successors, “GE Capital”), as Sub-Agent for the Revolving Lenders hereunder (in such capacity and including any successors, the “Sub-Agent”), (iv) CREDIT SUISSE (“CS”), GOLDMAN SACHS CREDIT PARTNERS L.P. AND JPMORGAN CHASE BANK, N.A., as co-documentation agents (collectively, the “Documentation Agents”) and as co-syndication agents (collectively, the “Syndication Agents”), (v) CS, as administrative agent (in such capacity and including any successors, the “Administrative Agent”) and as Collateral Agent (in such capacity and including any successors, the “Collateral Agent” and together with the Administrative Agent, the “Agents”) and (vi) each of the financial institutions from time to time party hereto (collectively, the “Lenders”).

INTRODUCTORY STATEMENT

On the applicable Petition Dates (as defined below) the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court (such terms and other capitalized terms used in this Introductory Statement being used with the meanings given to such terms in Section 1.1) initiating the Cases (which are being jointly administered by the Bankruptcy Court under Case No. 05-60200 (BRL)) and have continued in the possession of their assets and in the management of their businesses pursuant to Bankruptcy Code Sections 1107 and 1108.

The Borrower and the Guarantors are party to the Amended and Restated Revolving Credit, Term Loan and Guarantee Agreement, dated as of February 23, 2006 (as amended, supplemented or otherwise modified, the “Existing DIP Agreement”), among the Borrower, the Guarantors, the lenders party thereto, CS Securities and Deutsche Bank Trust Company Americas, as joint syndication agents, Deutsche Bank Securities Inc. and CS Securities, as joint lead arrangers and joint bookrunners and CS and Deutsche Bank Trust Company Americas, as joint administrative agents, among others, providing for a revolving loan, term loan and letter of credit facility in an aggregate principal amount not to exceed $2,000,000,000.

The Borrower has requested that the Lenders provide a debtor-in-possession facility of up to $5,000,000,000 (subject to mandatory and optional reductions in accordance with Section 2.15 and 2.17 of this Agreement) that is automatically convertible to a secured exit facility upon the satisfaction (or waiver) of certain conditions, with the loans under such facility being allocated as follows: (i) a senior secured first lien term loan facility in an aggregate principal amount of $4,000,000,000 and (ii) senior secured first lien revolving credit and letter of credit facility in an aggregate principal amount of up to $1,000,000,000, all of the Borrower’s obligations under each of which are guaranteed by the Guarantors.

The proceeds of the Loans and the Letters of Credit will be used (i) to refinance the obligations outstanding under the Existing DIP Agreement, (ii) to repay and redeem the CalGen Prepetition Secured Obligations, (iii) to refinance certain subsidiary secured debt, secured lease obligations and existing preferred securities, (iv) for working capital purposes and other general corporate purposes of the Borrower and the Guarantors and, to the extent permitted by this Agreement, their Subsidiaries, (v) at the Borrower’s election, to pay and satisfy the CalGen Makewhole Payment, if any, and (vi) to fund distributions to holders of prepetition claims under a confirmed Reorganization Plan.

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To provide guarantees and security for the repayment of the Loans, the reimbursement of any draft drawn under the Letters of Credit and the payment of the other Obligations of the Debtors hereunder and under the other Loan Documents, the Debtors are providing to the Collateral Agent, the Administrative Agent and the Lenders, pursuant to this Agreement, the Security and Pledge Agreement and the DIP Refinancing Order, the following (each as more fully described herein and subject to the qualifications set forth herein):

(a)   a guarantee from each of the Guarantors of the due and punctual payment and performance of the Obligations of the Borrower hereunder and under the Notes;

(b)   with respect to the Obligations of the Loan Parties hereunder, an allowed administrative expense claim entitled to the benefits of Bankruptcy Code Section 364(c)(1) in each of the Cases, having a superpriority over any and all administrative expenses of the kind specified in Bankruptcy Code Sections 503(b) or 507(b);

(c)   pursuant to Bankruptcy Code Section 364(c)(2) a perfected first priority lien on, and security interest in, all present and after-acquired property of the Debtors not subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or to a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b) (but excluding the Borrower’s and the Guarantors’ rights in respect of avoidance actions under the Bankruptcy Code and the proceeds thereof);

(d)   pursuant to Bankruptcy Code Section 364(c)(3) a perfected junior lien on, and security interest in, all present and after-acquired property of the Debtors that is otherwise subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b); and

(e)   to the extent applicable, pursuant to Bankruptcy Code Section 364(d), a perfected first priority priming lien on, and security interest in, all present and after-acquired property of the Debtors that is subject to the replacement liens granted pursuant to and under the Cash Collateral Order in respect of the Calpine Second Lien Debt (as defined in the Cash Collateral Order), which security interests and liens in favor of the Collateral Agent shall be senior to such replacement liens.

All of the claims and the Liens granted hereunder and pursuant to the Security and Pledge Agreement and the DIP Refinancing Order in the Cases to the Collateral Agent, the Administrative Agent and the Lenders shall be subject to the Carve-Out and the Permitted Liens, but in each case only to the extent provided in Section 2.28, the Security and Pledge Agreement and the DIP Refinancing Order.

Accordingly, the parties hereto hereby agree to as follows:

SECTION 1

DEFINITIONS

1.1.  Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Agent”:  the meaning set forth in the preamble to this Agreement.

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“Affiliate”:  as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

“Agents”:  the meaning set forth in the preamble to this Agreement.

“Aggregate Outstandings”:  as to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s First Priority Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Revolving Outstandings”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Agreement”:  this Revolving Credit, Term Loan and Guarantee Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Alternative Currency”:  Canadian dollars.

“Applicable Margin”:  for each Loan, the rate per annum equal to (a) 2.25%, in the case of Eurodollar Loans, and (b) 1.25%, in the case of Base Rate Loans.

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clauses (a), (b), (c), (d), (e), (f), (g), (h), (p), (q) or (s) of Section 6.5 (or any Disposition of the type described in such clauses if undertaken by a Global Entity which is neither a Loan Party nor a Material Subsidiary)), and including the entry by any Global Entity into any Contractual Obligation for the sale of any property when such contractual obligation has resulted in a payment for such property prior to the delivery thereof, that yields gross proceeds to any Global Entity (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignment and Acceptance”:  an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent, substantially in the form of Exhibit D.

“Authorizations”:  all applications, filings, reports, documents, recordings and registrations with, and all validations, exemptions, franchises, waivers, approvals, orders or authorizations, consents, licenses, certificates and permits from Federal, state or local Governmental Authorities.

“Available Revolving Commitment”:  as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.25, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero (collectively, as to all Lenders the “Available Revolving Commitments”).

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“Bankruptcy Code”:  The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. §§101 et seq.

“Bankruptcy Court”:  the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.

“Base Rate”:  for any day, the higher of (a) the Federal Funds Effective Rate plus one half of one percent (½%) per annum or (b) the Prime Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”:  the meaning set forth in Section 10.7(a).

“BLB Facility”:  means the Letter of Credit Agreement, dated as of September 30, 2004, as amended, between Calpine Corporation, as the Borrower, and Bayerische Landesbank, acting through its Cayman Islands Branch, as Issuer.

“Board of Governors”:  the Board of Governors of the Federal Reserve System or any Governmental Authority which succeeds to the powers and functions thereof.

“Borrower”:  the meaning set forth in the preamble to this Agreement.

“Borrowing”:  the making of Loans by the Lenders on a single Borrowing Date.

“Borrowing Date”:  any Business Day specified in a notice pursuant to Section 2.5 as a date on which the Borrower requests a Loan hereunder.

“Budget”:  the cash flow projections of the Loan Parties, showing anticipated cash receipts and disbursements on a weekly basis for the period from the Closing Date through the thirteen weeks following the Closing Date, in form and detail reasonably satisfactory to the Administrative Agent, and as thereafter updated in accordance with Section 5.1(d).

“Business”:  as defined in Section 3.16(b).

“Business Day”:  any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or permitted to close (and, for a Letter of Credit, other than a day on which the Fronting Bank issuing such Letter of Credit is closed), provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“CalGen Adequate Protection Stipulation”:  the “Amended Agreed Order Modifying Cash Collateral Order to Effect Project Intercompany Loan Transfers” entered into among the Debtors, Wilmington Trust FSB, as indenture trustee, HSBC Bank USA, National Association, as indenture trustee, Manufacturers Traders & Trust Company, as indenture trustee, and Wilmington Trust Company, as collateral agent, and entered by the Bankruptcy Court on January 17, 2007 (as it may be amended in a manner reasonably satisfactory to the Administrative Agent), granting, inter alia, adequate protection to CalGen Holdings, Inc. and/or any of its Subsidiaries.

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“CalGen Cash Collateral Account”:  a segregated account of the Borrower or any of its Subsidiaries which is a Debtor into which Unrestricted Cash (as defined in the CalGen Adequate Protection Stipulation) distributed by the CalGen Parties pursuant to the Calgen Adequate Protection Stipulation is held pending the use of such Unrestricted Cash by the Borrower or such Subsidiary.

“CalGen Makewhole Payment”:  the aggregate amount, if any, of any actual or potential claims, premiums or penalties related to (i) any “makewhole”, repayment, prepayment or call provisions, (ii) any contract defaults or (iii) any contractual damages, in each case payable to the holders of the CalGen Prepetition Secured Obligations in connection with the repayment of the CalGen Prepetition Secured Obligations.

“CalGen Order”:  an order entered by the Bankruptcy Court in the Cases authorizing the repayment of the CalGen Prepetition Secured Obligations and determining that no CalGen Makewhole Payment shall be payable in connection with the repayment of the CalGen Prepetition Secured Obligations.

“CalGen Parties”:  collectively, CalGen Holdings, Inc. and its Subsidiaries.

“CalGen Prepetition Secured Obligations”:  the obligations outstanding under the (a) the $235,000,000 First Priority Secured Floating Rate Notes Due 2009, issued by Calpine Generating Company, LLC (“CalGen”) and CalGen Finance Corporation (“CalGen Finance”) pursuant to that certain first priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust FSB, as first priority trustee; (b) the $600,000,000 First Priority Secured Institutional Terms Loans Due 2009, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004 among CalGen, the guarantor subsidiaries of CalGen listed therein, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner, and the various lenders named therein; (c) the $200,000,000 First Priority Revolving Loans issued on or about March 23, 2004 pursuant to that Amended and Restated Agreement, among CalGen, the guarantors party thereto, the lenders party thereto, The Bank of Nova Scotia, as administrative agent, L/C Bank, lead arranger and sole bookrunner, Bayerische Landesbank, Cayman Islands Branch, as arranger and co-syndication agent, Credit Lyonnais, New York Branch, as arranger and co-syndication agent, ING Capital LLC, as arranger and co-syndication agent, Toronto Dominion (Texas) Inc., as arranger and co-syndication agent, and Union Bank of California, N.A., as arranger and co-syndication agent; (d) the $640,000,000 Second Priority Secured Floating Rate Notes Due 2010, issued by CalGen and CalGen Finance pursuant to that certain second priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust FSB, as second priority trustee; (e) the $100,000,000 Second Priority Secured Term Loans Due 2010, issued by CalGen pursuant to that certain Credit and Guarantee Agreement, dated as of March 23, 2004, among CalGen, the guarantor subsidiaries of CalGen listed therein, Morgan Stanley Senior Funding, Inc., as administrative agent, sole lead arranger and sole bookrunner and the various lenders named therein; and (f) the $680,000,000 Third Priority Secured Floating Rate Notes Due 2011 and the $150,000,000 11.5% Third Priority Secured Notes Due 2011, in each case issued by CalGen and CalGen Finance pursuant to that certain third priority indenture, dated as of March 23, 2004, among CalGen, CalGen Finance and Wilmington Trust Company FSB, as third priority trustee.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of (i) all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, and (ii) (without duplication) all major maintenance expense incurred during such period and included in any calculation of Consolidated EBITDA for such period

6

pursuant to clause (m) of the definition of Consolidated EBITDA. “Capital Expenditures” shall not include expenditures made as part of an Investment permitted under Sections 6.7(i), (j) and/or (p).

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Carve-Out”:  the meaning set forth in Section 2.28(a).

“Cases”:  the meaning set forth in the preamble to this Agreement.

“Cash Concentration Bank”:  (x) DB in its capacity as the principal concentration bank in the cash management system of the Loan Parties for so long as DB is a Lender and (y) such other Lender which is the principal concentration bank in the cash management system of the Loan Parties pursuant to arrangements reasonably satisfactory to the Administrative Agent and the Collateral Agent.

“Cash Collateral”:  the meaning set forth in Section 363(a) of the Bankruptcy Code.

“Cash Collateral Order”:  the Final Order Authorizing Use of Cash Collateral and Granting Adequate Protection entered in the Cases by the Bankruptcy Court on or about January 30, 2006, as it may be amended in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under

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the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Obligations”:  all obligations of the Loan Parties to the Cash Concentration Bank.

“Change of Control”:  (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower and (ii) the occupation of a majority of seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were neither nominated by the Board of Directors of the Borrower on the Closing Date or appointed or nominated by directors so nominated; provided that no Change of Control shall be deemed to have occurred as a result of the consummation of a Reorganization Plan.

“Closing Date”:  March 29, 2007.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Debtors now owned or hereafter acquired in which a security interest has been granted by the Debtors to the Collateral Agent, for the benefit of the Lenders, as more particularly described in the Security and Pledge Agreement and the DIP Refinancing Order. “Collateral” shall as of the Closing Date include, but not be limited to, substantially all property of the Debtors currently securing the Obligations under the Existing DIP Agreement and substantially all of the property of the CalGen Parties currently securing the CalGen Prepetition Secured Obligations.

“Collateral Agent”:  the meaning set forth in the preamble to this Agreement.

“Collateral Requirements”:  with respect to the use of the proceeds of Incremental Term Loans and up to $500,000,000 of proceeds of First Priority Term Loans made on the Closing Date to repay or redeem secured debt, secured lease obligations or preferred securities of any project level Subsidiary of the Borrower, the requirement that (a) the Subsidiary that is the borrower, lessee or issuer of such repaid or redeemed debt, lease or preferred securities, respectively, shall, upon such repayment or redemption, (i) comply with Section 5.11(b) and for purposes thereunder be considered a Material Subsidiary (except in each case to the extent any filing for bankruptcy by such Subsidiary would constitute a default under any Contractual Obligation of such Subsidiary or its direct or indirect non-Debtor parent or Subsidiaries existing on the Closing Date and then in effect, or would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code), (ii) to the extent the exceptions set forth in clause (i) are applicable, execute and deliver to the Administrative Agent an agreement or agreements reasonably satisfactory to the Administrative Agent (and consistent in all material respects with the Security and Pledge Agreement), pursuant to which such Subsidiary shall guaranty the Obligations on substantially the same terms as the Guarantors and shall pledge its assets to secure such guaranty on substantially the same terms as the Guarantors (except in each case to the extent such guaranty or pledge would constitute a default under Contractual Obligation of such Subsidiary or its direct or indirect non-Debtor parent or Subsidiaries existing on the Closing Date and then in effect, or would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date and then in effect, but only to the extent, and for so long as, such prohibition

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is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code); it being understood that each such guaranty shall be limited in maximum dollar amount or otherwise to the extent such limit is required so that such guaranty would not constitute a default under any such Contractual Obligations existing on the Closing Date and then in effect (it being understood that such limit shall be determined without imposing any obligation on the part of the Borrower or any Subsidiary to increase the amount of letter of credit or other credit support it then has in effect for any such Contractual Obligations), or would not be prohibited by, or constitute a breach or default under or result in the termination of, and would not require any consent requested by such Subsidiary and not obtained under, any license or Contractual Obligation existing on the Closing Date and then in effect, and (b) the outstanding equity interests in such Subsidiary and each intermediate holding company between such Subsidiary and the Borrower (except to the extent a pledge thereof would constitute a default under a Contractual Obligation of such Subsidiary (or its Subsidiaries) or such intermediate holding company (or the parent thereof) existing on the Closing Date and then in effect, would be prohibited by, or constitute a breach or default under or result in the termination of, or require any consent requested by such Subsidiary or such intermediate holding company (or the parent thereof) and not obtained under, any license or Contractual Obligation existing on the Closing Date and then in effect, but only to the extent, and for so long as, such prohibition is not terminated, rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code) shall be, upon such repayment or redemption, pledged as Collateral; provided, however, (x) in no event shall the value of the additional assets securing the Obligations as a result of the repayment of such debt, lease obligations or securities be less than value of the Liens securing such debt, lease obligations or securities so repaid and (y) to the extent that any such Liens on such assets are prohibited by restrictions described in the foregoing, neither the Borrower nor any Subsidiary thereof shall permit any additional consensual Liens (other than Liens of the type permitted to be incurred under Section 6.2(b), (c), (d), (e), (g), (h), (i), (k) or (l)) on such assets following such repayment or redemption. Notwithstanding anything herein to the contrary, the Collateral Requirements shall not apply with respect to a repayment or redemption of the secured obligations associated with the Blue Spruce Energy Center project.

“Commitment”:  as to any Lender, the sum of the First Priority Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee”:  the meaning set forth in Section 2.25.

“Commitment Fee Rate”:  ½ of 1% per annum.

“Commitment Percentages”:  the collective reference to the Revolving Commitment Percentages and the First Priority Term Percentages; individually, as to any Revolving Commitment Percentage or First Priority Term Percentage, a “Commitment Percentage”.

“Commodity Hedge Agreements”:  any agreement providing for swaps (including without limitation heat rate swaps), caps, collars, puts, calls, floors, futures, options, spots, forwards, power purchase, tolling or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sales agreements, power transmission agreements, fuel transportation agreements, fuel storage agreements, netting agreements, or commercial or trading agreements, each with respect to, or involving the purchase, transmission, distribution, sale, lease or hedge of, any energy, generation capacity or fuel, or any other energy related commodity or service, price or price indices for any such commodities or services or any other similar derivative agreements, and any other similar agreements, entered into in the ordinary course of business in order to manage fluctuations in the price or availability of any commodity.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a

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controlled group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Concentration Account”:  the account established by the Borrower, entitled “Calpine Corporation” maintained at the office of DB at 60 Wall Street, New York, NY 10005 (or the offices of the applicable Cash Concentration Bank previously notified to the Administrative Agent and the Borrower) which account and all amounts deposited therein are subject to the exclusive control of the Collateral Agent pursuant to a control agreement, in form and substance reasonably acceptable to the Collateral Agent, between the Cash Concentration Bank and the Collateral Agent, and which shall be used for the daily operation of the Borrower’s business or otherwise.

“Confirmation Order”:  an order of the Bankruptcy Court confirming a Reorganization Plan in any of the Cases.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles and organization costs, (e) any extraordinary or non-recurring non-cash expenses or losses, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (f) non-cash losses on sales or impairments of assets, (g) unrealized gains or losses and any non-cash realized gains or losses recognized in accordance with SFAS No. 133 and SFAS No. 123R, (h) non-cash charges attributable to SFAS No. 150, (i) operating lease expense, (j) distributions received from unconsolidated investments, (k) non-cash losses attributable to translations of intercompany foreign currency transactions, (l) Restructuring Costs, and (m) major maintenance expense as reflected in Consolidated Net Income and minus, (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets), (iii) income tax credits (to the extent not netted from income tax expense), (iv) any non-cash gain recorded on the repurchase or extinguishment of debt and (v) any other non-cash non-operating income, (b) income/loss from unconsolidated investments, and (c) non-cash gains attributable to translations of intercompany foreign currency transactions. For the purposes of calculating Consolidated EBITDA for any period of twelve months (each, a “Reference Period”), if at any time during or prior to such Reference Period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be increased by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for the Reference Period most recently ended prior to such Material Disposition or decreased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for the Reference Period most recently ended prior to such Material Disposition. As used in this definition, “Material Disposition” means any disposition of property or series of related Dispositions of property consummated after the Closing Date and permitted under this Agreement (other than dispositions of all or substantially all of the assets relating to projects that are projected to be disposed of in the Borrower’s business plan delivered to the Lenders on or prior to the Closing Date) with an asset value in excess of $20,000,000.

“Consolidated Interest Expense”:  for any period, total cash interest expense of the Borrower and its Subsidiaries for such period with respect to all Indebtedness outstanding under the Facilities, assuming all amounts are drawn under the Facilities.

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“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Conversion Date”:  the date upon which the conditions to effectiveness of the Exit Facility Agreement set forth therein shall have been satisfied or waived.

“Credit Parties”:  the collective reference to the Loan Parties and the Material Subsidiaries.

“CS”:  the meaning set forth in the preamble to this Agreement.

“DB”:  Deutsche Bank Trust Company Americas.

“Debtors”:  the meaning set forth in the preamble to this Agreement.

“Default”:  any of the events specified in Section 7, whether or not any requirement for the giving of notice, the expiration of applicable cure or grace periods, or both, has been satisfied.

“DIP Refinancing Order”:  an order of the Bankruptcy Court entered in the Cases granting approval of the transactions contemplated by this Agreement and the other Loan Documents (including, without limitation, the repayment of the obligations under the Existing DIP Agreement and the CalGen Prepetition Secured Obligations) and granting the Liens and Superpriority Claims described in the Introductory Statement in favor of the Administrative Agent, the Collateral Agent and the Lenders, substantially in the form of Exhibit A hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent, and any Subsequent Interim Order or any Subsequent Final Order.

“DIP Refinancing Order Date”:  the date of entry of the DIP Refinancing Order with respect to the Borrower which is March 12, 2007.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agents”:  as defined in the preamble.

“Dollar Amount”:  at any time (a) as to any amount in Dollars, such amount and (b) as to any amount in an Alternative Currency, the then Dollar Equivalent thereof.

“Dollar Equivalent”:  with respect to any amount of an Alternative Currency on any date, the equivalent amount in Dollars of such amount of Alternative Currency as determined by the Administrative Agent in accordance with Section 1.4 using the applicable Exchange Rate.

“Dollars” and “$”:  lawful money of the United States.

“Eligible Assignee”:  the meaning set forth in Section 10.6(c).

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“Eligible Commodity Hedge Agreement”:  any Commodity Hedge Agreement entered into by any Loan Party with a counterparty from time to time in the ordinary course of business and consistent with Prudent Industry Practice and not for speculative purposes, , which, individually or together with other Commodity Hedge Agreements entered into or being entered into with such counterparty or its affiliates, is structured such that the net mark-to-market credit exposure of (a) the counterparties to such Commodity Hedge Agreements (taken as a whole) to (b) the Borrower or any other Loan Party, is positively correlated with the price of the relevant commodity or positively correlated with changes in the relevant spark spread.

“Environmental Laws”:  any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurodollar Base Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Eurodollar Loans”:  Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate

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1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  the meaning set forth in Section 7.

“Exchange Rate”:  on any day, with respect to any Alternative Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York time, on such date on the Bloomberg Cross Currency Key Page for such Alternative Currency. In the event that such rate does not appear on any Bloomberg Cross Currency Key Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent, or, in the event no such service is selected, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Alternative Currency are then being conducted, at or about 10:00 A.M., local time, on such date for the purchase of the relevant currency for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Existing DIP Agreement”:  the meaning set forth in the recitals hereto.

“Existing Letters of Credit”:  the collective reference to the Letters of Credit issued and outstanding under the Existing DIP Agreement as of the Closing Date for the account of the Borrower and identified on Schedule 1.1B and deemed to be made under this Agreement pursuant to Section 2.8(a).

“Exit Facility Agreement”:  the Revolving Credit, Term Loan and Guarantee Agreement as such agreement becomes effective pursuant to Section 2.32, substantially in the form of Exhibit J hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Extensions of Credit”:  collectively, Loans and/or Letters of Credit hereunder; individually, as to any Loan or any Letter of Credit, an “Extension of Credit.”

“Facility”:  each of the First Priority Term Facility and the Revolving Facility.

“FDIC”:  the Federal Deposit Insurance Corporation or any Governmental Authority that succeeds to the powers and functions thereof.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by CS from three federal funds brokers of nationally recognized standing selected by it.

“Fee Payment Date”:  (a) the last Business Day of each March, June, September and December, commencing with June, 2007 and (b) the last day of the Revolving Commitment Period.

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“Fees”:  collectively, the Commitment Fees, Letter of Credit Fees, the fees payable to CS, Goldman Sachs, Goldman Securities, J.P. Morgan Securities and JPMorgan Chase Bank, N.A., as separately agreed by the Borrower, the fees referred to in Sections 2.25, 2.26, or 10.5 and any other fees payable by any Loan Party pursuant to this Agreement or any other Loan Document.

“Final Order”:  an order, judgment or decree as to which the time to appeal, petition for certiorari, or move for reargument or rehearing, and any stay associated therewith, has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing by the Person possessing such right, or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order, judgment or decree shall have been affirmed by the highest court to which such order, judgment, or decree was appealed, or certiorari has been denied or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

“Financial Officer”:  the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of the Borrower.

“First Priority Term Facility”:  the First Priority Term Commitments, the First Priority Term Loans made thereunder and the Incremental Term Loans.

“First Priority Term Commitment”:  with respect to each First Priority Term Lender, the commitment of such First Priority Term Lender to make First Priority Term Loans in an aggregate principal amount not to exceed the amount set forth opposite its name on Schedule 1.1A under the heading “First Priority Term Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.15, 2.16 and 2.17. The aggregate First Priority Term Commitments of all Lenders on the Closing Date is $4,000,000,000.

“First Priority Term Lender”:  each Lender that has a First Priority Term Commitment or that holds a First Priority Term Loan or an Incremental Term Loan.

“First Priority Term Loan”:  as to any Lender, the collective reference to (a) the First Priority Term Loans made by such Lender and (b) the Incremental Term Loans made by such Lender pursuant to Section 2.33.

“First Priority Term Percentage”:  as to any First Priority Term Lender at any time, the percentage which such Lender’s First Priority Term Commitment then constitutes of the aggregate First Priority Term Commitments of all First Priority Term Lenders (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s First Priority Term Loans and Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the First Priority Term Loans and Incremental Term Loans then outstanding).

“Foreign Subsidiary”:  the meaning set forth in Section 6.4(c).

“Fronting Bank”:  CS or any Lender reasonably satisfactory to the Administrative Agent or the Borrower, or any of their respective affiliates, in their respective capacity as issuers of the Letters of Credit; provided that any Person that is not a Lender which issued any Existing Letter of Credit shall be a Fronting Bank solely with respect to such Existing Letter of Credit.

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“Funding Office”:  the office of the Administrative Agent or the Sub-Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America applied on a consistent basis. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“GE Capital”:  as defined in the preamble.

“Geysers Entities”:  the collective reference to the following Subsidiaries of the Borrower:  Anderson Springs Energy Company, Thermal Power Company, Geysers Power I Company, Geysers Power Company II, LLC, Geysers Power Company, LLC, Calpine Calistoga Holdings, LLC and Silverado Geothermal Resources, Inc.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Global Entities”:  the collective reference to the Borrower and its consolidated Subsidiaries.

“Goldendale”:  Goldendale Energy Center, LLC.

“Goldendale Newco”:  a Delaware limited liability company and a direct Subsidiary of Goldendale.

“Greenfield Interim Resolution Motion”:  the “U.S. Debtors’ Motion For Entry of an Order Authorizing the U.S. Debtors to Enter an Interim Resolution of Disputes Related to Ownership of the Greenfield Energy Centre” filed by the Borrower and the other Debtors in the Cases on March 23, 2007 (Docket No. 4103), seeking the grant of an administrative expense claim (in favor of the debtors in the bankruptcy proceedings of the Borrower’s Canadian Subsidiaries) as the exclusive remedy for any judgment in favor of the Canadian debtors in their fraudulent conveyance action against the Debtors relating to the Greenfield Project Partnership.

“Greenfield Project Partnership”:  means Greenfield Energy Centre LP, a limited partnership, the limited partners of which consist of Calpine Greenfield Commercial Trust, an indirect wholly-owned Non-Debtor Subsidiary of the Borrower, and MIT Power Canada LP Inc.

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“Guarantee Obligation”:  as to any Person, any obligation, including a reimbursement, counterindemnity or similar obligation, of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that notwithstanding the foregoing, the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection or contractual indemnities, in each case in the ordinary course of business or (y) indemnification by any Person of its directors and officers (or of the directors and officers of such Person’s Subsidiaries) for actions taken on behalf of such Person (or such Subsidiaries, as applicable). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guarantor”:  the meaning set forth in the preamble to this Agreement but shall not include RockGen and BethPage Energy Center 3, LLC.

“Incremental Term Loans”:  the meaning set forth in Section 2.33(a).

“Incremental Commitment Supplement”:  the meaning set forth in Section 2.33(a).

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

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“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is a Base Rate Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, if agreed to by all Lenders under a relevant Facility, nine or twelve) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)          the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Termination Date or beyond the date final payment is due on the First Priority Term Loans;

(iii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)         the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investment”:  the meaning set forth in Section 6.7.

“ISP”:  International Standby Practices 1998 (International Chamber of Commerce Publication Number 590) and any subsequent version thereof adhered to by the Fronting Bank.

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“Joinder”:  the meaning set forth in Section 5.11(b).

“Joint Lead Arrangers”:  Credit Suisse Securities (USA) LLC, Goldman Sachs Credit Partners L.P., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

“L/C Application”:  an application, in such form as the Fronting Bank may specify from time to time, requesting the Fronting Bank to issue a Letter of Credit.

“L/C Cash Collateral Account”:  the account established by the Borrower under the sole and exclusive control of the Collateral Agent maintained at the office of the Collateral Agent at Eleven Madison Avenue, New York, New York 10010, designated as the “Calpine Corporation Debtor-in-Possession L/C Cash Collateral Account” or similar title, which shall be used solely for the purposes set forth in Sections 2.8(b), 2.17 and 2.28 and any other provision of this Agreement which requires the cash collateralization of Letter of Credit Outstandings, or maintained at such Lender satisfactory to the Administrative Agent.

“L/C Commitment”:  $550,000,000.

“Lenders”:  the meaning set forth in the preamble to this Agreement.

“Letter of Credit Fees”:  the fees payable in respect of Letters of Credit pursuant to Section 2.26.

“Letter of Credit Outstandings”:  at any time, an amount equal to the sum of (a) the then Dollar Amount of the aggregate undrawn and unexpired face amount of all Letters of Credit then outstanding plus (b) the then Dollar Amount of the aggregate amounts theretofore drawn under Letters of Credit and not then reimbursed.

“Letter of Credit Request”:  the meaning set forth in Section 2.9.

“Letters of Credit”:  any standby letter of credit issued pursuant to Section 2.9 which letter of credit shall be (a) for such purposes as are consistent with the terms hereof, (b) denominated in Dollars or any Alternative Currency and (c) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the Fronting Bank.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  this Agreement, the Notes, the Security and Pledge Agreement, the Letters of Credit, the L/C Applications, Exit Facility Agreement, the DIP Refinancing Order, any control agreement in respect of deposit or other accounts, and any other document, instrument or agreement executed and delivered in connection herewith.

“Loan Parties”:  each Debtor that is a party to a Loan Document.

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“Material Adverse Effect”:  a material adverse effect on (a) the business, condition (financial or otherwise), operations, assets or prospects of the Global Entities taken as a whole, in each case, other than such effects attributable to the commencement of the Cases or the existence of prepetition claims and of defaults under such prepetition claims, (b) the validity or enforceability of the DIP Refinancing Order or any of the Loan Documents, or (c) the rights and remedies of the Lenders, the Fronting Bank, the Administrative Agent, the Sub-Agent and the Collateral Agent under the DIP Refinancing Order and the other Loan Documents.

“Material Environmental Amount”:  an amount payable by the Borrower and/or its Subsidiaries in excess of $1,000,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

“Majority Facility Lenders”:  with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the First Priority Term Loans or the Aggregate Revolving Outstandings, as the case may be, outstanding under such Facility (or, in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments).

“Material Intellectual Property”:  the meaning set forth in Section 3.18.

“Material Subsidiaries”:  the collective reference to the following Subsidiaries of the Borrower: the Geysers Entities, Calpine Energy Services Holdings, Inc., Calpine Calgen Holdings, Inc., Calpine CCFC Holdings, Inc., CPN Energy Services GP, Inc., CPN Energy Services LP, Inc. and Calpine Riverside Holdings, LLC, and all of their respective direct and indirect Subsidiaries (excluding, for the avoidance of doubt, California Peaker Holdings, LLC and its Subsidiaries); it being understood that any Subsidiary into which any Material Subsidiary merged or otherwise consolidated or any Subsidiary to which all or substantially all of the assets of any Material Subsidiary are transferred or otherwise disposed shall constitute a Material Subsidiary for all purposes under this Agreement.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Liquidity”:  at any time, the sum of (a) all unrestricted cash and Cash Equivalents of the Global Entities at such time and (b) the Available Revolving Commitments of all Lenders at such time.

“Minority Banks”:  the meaning set forth in Section 10.1(b).

“Moody’s”:  Moody’s Investors Services, Inc.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, commissions, foreign exchange charges to the extent such proceeds are paid in a currency other than Dollars, amounts required to be applied to the repayment of Indebtedness secured by

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a Lien permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event, amounts required to be applied to the repayment of mandatorily redeemable preferred Capital Stock permitted hereunder, amounts used in respect of any condemnation, property loss or casualty payment to the extent used to pay actual liabilities or losses in respect of such condemnation, property loss or casualty or to pay amounts required to be paid with such condemnation, property loss or casualty payments under the terms of Contractual Obligations then in effect and enforceable on a post-petition basis, and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New Lender”:  the meaning set forth in Section 2.33(a).

“New York UCC”:  the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Bankrupt Subsidiary”:  any Subsidiary of the Borrower other than a Material Subsidiary that was a Debtor and emerged from its Case pursuant to a Reorganization Plan confirmed by the Bankruptcy Court prior to the emergence of the Borrower from its Case.

“Non-Excluded Taxes”:  the meaning set forth in Section 2.22(a).

“Non-Loan Parties”:  any Subsidiary of the Borrower that is not a Loan Party.

“Non-U.S. Lender”:  the meaning set forth in Section 2.22(d).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Notice”:  the giving of notice by the Administrative Agent to the Borrower and its counsel (as set forth in Section 10.2) that a Default or an Event of Default has occurred and is continuing.

“Obligations”:  (a) the principal of and interest on the Loans and the Notes and the Letter of Credit Outstandings, (b) the Fees and all other present and future, fixed or contingent, obligations and liabilities (monetary or otherwise) of the Loan Parties to the Lenders, the Fronting Bank, the Collateral Agent, the Sub-Agent and the Administrative Agent under the Loan Documents, including without limitation, all costs and expenses payable pursuant to Section 10.5, (c) interest rate Swap Agreements entered into by the Borrower and any Lender or affiliate thereof, (d) Eligible Commodity Hedge Agreements and (e) the Cash Management Obligations.

“Otay Mesa”:  Otay Mesa Energy Center, LLC.

“Otay Mesa Motion”:  collectively, (i) the “Motion For Entry of an Order (A) Approving the PPA Reinstatement Agreement Between Certain of the Debtors, Otay Mesa Energy Center, LLC and San Diego Gas & Electric Company; (B) Authorizing Intercompany Transfers of Assets Comprising the Otay Mesa Project to Otay Mesa Energy Center, LLC Free and Clear of All Liens, Claims and Encumbrances and Other Interests; (C) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases in Connection Therewith; (D) Authorizing Calpine Corporation to Make Capital Contributions to Otay Mesa Energy Center, LLC ; and (E) Granting Related Relief” filed by the Borrower and certain other Debtors in the Cases on October 23, 2006 (Docket No. 2922), seeking the approval of the Bankruptcy Court for the transactions described therein, together with the order granting such motion entered by the Bankruptcy Court in the Cases on November 15, 2006, and (ii) the “Motion For Entry of an Order (A) Authorizing Calpine Corporation to Make Additional Capital

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Contributions to Otay Mesa Energy Center, LLC ; (B) Authorizing Intercompany Transfers of Assets Comprising the Otay Mesa Project to Otay Mesa Energy Center, LLC Free and Clear of All Liens, Claims and Encumbrances and Other Interests; (C) Authorizing the Assumption and Assignment of Certain Executory Contracts in Connection Therewith; and (D) Granting Related Relief” filed by the Borrower and certain other Debtors in the Cases on March 22, 2007 (Docket No. 4081), seeking the approval of the Bankruptcy Court for the transactions described therein.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participants”:  the meaning set forth in Section 10.6(b).

“Patriot Act”:  the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens”:  Liens permitted to exist under Section 6.2.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”:  as to any Loan Party, the date reflected on Schedule 3.5 on which such Loan Party filed with the Bankruptcy Court a voluntary petition for relief under Chapter 11 of the Bankruptcy Code.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Equity Documents”:  the collective reference to the Second Amended and Restated Limited Liability Company Operating Agreement of CCFC Preferred Holdings, LLC, the Amended and Restated Certificate of Incorporation of Calpine CCFC GP, Inc. and the Amended and Restated Certificate of Incorporation of Calpine CCFC LP, Inc., as each of the foregoing has been amended, supplemented or otherwise modified from time to time.

“Prime Rate”:  the rate of interest announced by CS from time to time as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest rate actually charged to any customer. CS may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Projections”:  the detailed consolidated annual budget for the years 2007 through 2012 as reflected in the business plan, including monthly income projections for the eight-quarter period beginning with the first quarter of 2007 of the Borrower and its Subsidiaries (including a description of the material underlying assumptions applicable thereto), delivered to the Administrative Agent pursuant to Section 4.1(g).

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“Properties”:  the meaning set forth in Section 3.16(a).

“Prudent Industry Practice”:  those practices or methods as are commonly used or adopted by Persons in power generation industry in the United States, in connection with the conduct of such industry, in each case as such practices or methods may evolve from time to time, consistent with all Requirements of Law.

“Purchasing Lender”:  the meaning set forth in Section 10.6(c).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Global Entity.

“Refunded Swingline Loans”:  the meaning set forth in Section 2.7(b).

“Register”:  the meaning set forth in Section 10.6(d).

“Regulation D”:  Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Global Entity in connection therewith that are not applied to prepay the First Priority Term Loans pursuant to Section 2.17(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair (or reimburse itself for amounts previously expended to acquire or repair) assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date, or an amount contracted to be expended prior to the relevant Reinvestment Prepayment Date to acquire or repair (or reimburse itself for amounts previously expended to acquire or repair) assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the Borrower’s business (or, in case of any amount contracted to be expended, such contract has expired or terminated) with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”:  with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Reorganization Plan”:  a plan of reorganization of the Loan Parties in any of the Cases.

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“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the First Priority Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.

“Requirement of Law”:  as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, any executive vice president or Financial Officer of the Borrower, but in any event, with respect to financial matters, a Financial Officer of the Borrower.

“Restructuring Costs”:   non-recurring and other one-time costs incurred by the Borrower or its Subsidiaries in connection with the reorganization of its and its Subsidiaries’ business, operations and structure in respect of (a) the implementation of ongoing operational initiatives, (b) plant closures, plant “moth-balling” or consolidation, relocation or elimination of offices operations, (c) related severance costs and other costs incurred in connection with the termination, relocation and training of employees, (d) legal, consulting, employee retention and other advisor fees incurred in connection with the Cases and the related Reorganization Plan and (e) any adequate protection payments previously consented to by the Administrative Agent.

“Revolving Commitment”:  with respect to each Lender, the commitment of such Lender to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth opposite its name on Schedule 1.1A under the heading “Revolving Commitment Amounts” or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Sections 2.15, 2.16 and 2.17.

“Revolving Commitment Percentage”:  at any time, with respect to each Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment at such time or, if no Revolving Commitments are then in effect, the percentage obtained by dividing the aggregate Revolving Loans outstanding of such Lender by the aggregate Revolving Loans outstanding of all the Lenders at such time; provided that, in the event that the Revolving Loans are paid in full prior to the reduction to zero of the total outstanding Revolving Extensions of Credit, the Revolving Commitment Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Lenders on a comparable basis.

“Revolving Commitment Period”:  the period from and including the Closing Date to but not including the Termination Date.

“Revolving Extensions of Credit”:  as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings then outstanding and (c) such Lender’s Revolving Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding.

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“Revolving Facility”:  the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”:  each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”:  the meaning set forth in Section 2.4.

“RockGen”: the meaning set forth in Section 6.10.

“RockGen Reserve Account”: the meaning set forth in Section 6.10.

“S&P”:  Standard & Poor’s Ratings Services.

“Santa Rosa Power Plant Assets”:  (a) the electrical generation plant in Santa Rosa, Florida and known as the “Santa Rosa Plant”, and (b) the assets reasonably necessary for, and to be used in, the operation of the plant described in clause (a) (and not otherwise reasonably necessary or used in the operations of the Borrower or any of its Subsidiaries).

“Santa Rosa Subsidiary”:  a direct Subsidiary of Calpine Energy Services, L.P., which Subsidiary shall become a Debtor and a Loan Party prior to or concurrently with the Disposition described in Section 6.4(r)(ii) and has received market-based rate authorization from the Federal Energy Regulatory Commission of the United States.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security and Pledge Agreement”:  the Security and Pledge Agreement, substantially in the form of Exhibit G hereto, among the Collateral Agent and the Grantors (as defined in the Security and Pledge Agreement) signatory thereto.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Snapping Shoals”:  collectively, Snapping Shoals Electric Membership Corporation, a Georgia electric membership corporation, Central Georgia Electric Membership Corporation, a Georgia electric membership corporation, Excelsior Electric Membership Corporation, a Georgia electric membership corporation, Diverse Power Corporation, a Georgia electric membership corporation, Washington Electric Membership Corporation, a Georgia electric membership corporation, Upson Electric Membership Corporation, a Georgia electric membership corporation, and Cobb Electric Membership Corporation, a Georgia electric membership corporation.

“Snapping Shoals PPA”:  the power purchase agreement in effect as of the Closing Date between Snapping Shoals and Calpine Energy Services, L.P., as such agreement may thereafter be amended, amended and restated, restructured, assigned, assumed, supplemented or otherwise modified, and any successor power purchase agreement between Snapping Shoals and the Santa Rosa Subsidiary.

“Stated Maturity”:  March 29, 2009, which is the date that is the second anniversary of the Closing Date.

“Sub-Agent”: the meaning set forth in the preamble to this Agreement.

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“Subsequent Final Order”:  the meaning set forth in Section 5.11(b).

“Subsequent Interim Order”:  the meaning set forth in Section 5.11(b).

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders”:  at any time, Lenders holding more than 66-2/3% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the First Priority Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Aggregate Revolving Outstandings then outstanding.

“Superpriority Claim”:  a claim against any Loan Party in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, including a claim pursuant to Section 364(c)(1) of the Bankruptcy Code.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swingline Commitment”:  the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Lender”:  GE Capital, in its capacity as the lender of Swingline Loans.

“Swingline Loans”:  the meaning set forth in Section 2.6.

“Swingline Participation Amount”:  the meaning set forth in Section 2.7(c).

“Syndication Agents”:  as defined in the preamble.

“Termination Date”:  the earliest to occur of (a) the Stated Maturity, (b) the acceleration of the Loans and the termination of the Total Commitment in accordance with the terms hereof and (c) if the Conversion Date does not occur simultaneously therewith, the effective date of a Reorganization Plan confirmed by the Bankruptcy Court pursuant to the Confirmation Order in any of the Cases (except with respect to any such Case (other than the Case of the Borrower or any Material Subsidiary) as otherwise consented to by the Administrative Agent or the Required Lenders as required under Section 10.1); provided that the Termination Date shall not be deemed to have occurred as a result of the effective date

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of a Reorganization Plan of a Non-Bankrupt Subsidiary that does not give rise to an Event of Default under Section 7(o).

“Total Commitment”:  at any time, the sum of the Commitments of all Lenders at such time.

“Total Revolving Commitments”:  at any time, the aggregate amount of the Revolving Commitments then in effect. The Total Revolving Commitments on the Closing Date are $1,000,000,000.

“Trading Order”: the final order of the Bankruptcy Court entered on the docket in the Cases on February 9, 2006 (as amended), authorizing the Debtors to (i) continue to honor prepetition trading contracts, (ii) enter into new postpetition trading contracts, (iii) pledge collateral under prepetition and postpetition trading contracts and (iv) assume certain prepetition trading contracts.

“Transferee”:  the meaning set forth in Section 10.6(f).

“Turbine Dispositions”:  the Disposition of turbines or turbine parts by any Credit Party to the extent permitted under Section 6.5(i).

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Uniform Customs”:  the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and any amendments or revisions thereof.

“United States”:  the United States of America.

1.2.  Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections and subsections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time to the extent permitted herein. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Section 6, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in the Borrower’s audited financial statements referred to in Section 5.1(a).

1.3.  Delivery of Notices or Receivables.  Any reference to a delivery or notice date that is not a Business Day shall be deemed to mean the next succeeding day that is a Business Day.

1.4.  Exchange Rates.  For purposes of calculating (a) the aggregate Dollar Equivalent of Letters of Credit denominated in an Alternative Currency and of unreimbursed drawings under Letters of Credit denominated in Alternative Currency outstanding at any time during any period and (b) the Dollar Equivalent of any Letters of Credit denominated in an Alternative Currency at the time of the issuance of such Letter of Credit pursuant to Section 2.8, the Administrative Agent will at least once during each calendar month and at such other times as it in its sole discretion determines to be appropriate

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to do so (including on or prior to the date of any borrowing or issuance of a Letter of Credit and the last day of any Interest Period), determine the respective rate of exchange into Dollars of such Alternative Currency (which rate of exchange shall be based upon the Exchange Rate in effect on the date of such determination). Such rates of exchange so determined on each such determination date shall, for purposes of the calculations described in the preceding sentence, be deemed to remain unchanged and in effect until the next such determination date.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1.  First Priority Term Commitments.  Subject to the terms and conditions hereof, each First Priority Term Lender severally, and not jointly with the other First Priority Term Lenders, agrees to make a term loan (each, a “First Priority Term Loan” and collectively, the “First Priority Term Loans”) to the Borrower on the Closing Date under the First Priority Term Commitment, provided that no First Priority Term Lender shall be required to make any First Priority Term Loan in excess of such First Priority Term Lender’s First Priority Term Commitment then in effect. The First Priority Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.18. Amounts prepaid on account of the First Priority Term Loans may not be reborrowed.

2.2.  Procedure for Term Loan Borrowing.  The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, on the Closing Date), specifying the amount of First Priority Term Loans to be borrowed. The First Priority Term Loans made on the Closing Date shall initially be Base Rate Loans and, unless otherwise agreed by the Administrative Agent in its respective sole discretion, no Term Loan may be converted into or continued (x) as a Eurodollar Loan prior to the date that is three Business Days after the Closing Date or (y) as a Eurodollar Loan having an Interest Period in excess of one week prior to the completion of a “successful syndication” (such term having the meaning agreed upon by the Borrower and the Lead Arrangers in connection with this Agreement). Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each applicable First Priority Term Lender thereof. Each First Priority Term Lender will make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the applicable First Priority Term Loan to be made by such First Priority Term Lender prior to 2:00 P.M., New York City time, on the Closing Date. Such Borrowing will then be made available to the Borrower by the Administrative Agent as directed by the Borrower in the aggregate amounts made available to the Administrative Agent by the Lenders in like funds as received by the Administrative Agent.

2.3.  Repayment of First Priority Term Loans.  The First Priority Term Loans of each First Priority Term Lender shall mature in eight consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s First Priority Term Percentage multiplied by the amount set forth below opposite such installment:

Installment	Principal Amount

June 30, 2007	$10,000,000
September 30, 2007	$10,000,000
December 31, 2007	$10,000,000
March 31, 2008	$10,000,000
June 30, 2008	$10,000,000
September 30, 2008	$10,000,000

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December 31, 2008	$10,000,000
Termination Date	Balance

; provided that in the event that any Incremental Term Loans are made to the Borrower under Section 2.33, the principal amount to be paid by the Borrower for each quarterly installment remaining until the Termination Date shall be increased by an amount equal to the product of (x) the aggregate original principal amount of such Incremental Term Loans and (y) 0.25%.

2.4.  Revolving Commitments.  Subject to the terms and conditions hereof, each Revolving Lender, severally and not jointly with the other Revolving Lenders, agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Commitment Percentage of the then Aggregate Revolving Outstandings, does not exceed the amount of such Lender’s Revolving Commitment in effect at such time as at the date such Loan is to be made. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in the accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent and the Sub-Agent in accordance with Sections 2.5 and 2.18.

2.5.  Procedure for Revolving Loan Borrowing.  The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent and the Sub-Agent irrevocable notice (which notice must be received by the Administrative Agent and the Sub-Agent prior to 12:00 Noon, New York City time (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each Borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then Available Revolving Commitments are less than $1,000,000, such lesser amount) or (y) in the case of Eurodollar Loans, $5,000,000 or a multiple of $1,000,000 in excess thereof; provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are Base Rate Loans in other amounts pursuant to Section 2.7. Upon receipt of any such notice from the Borrower, the Sub-Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Commitment Percentage of each Borrowing available to the Sub-Agent at the Funding Office prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Sub-Agent. Such Borrowing will then be made available to the Borrower by the Sub-Agent as directed by the Borrower in the aggregate amounts made available to the Sub-Agent by the Lenders and in like funds as received by the Sub-Agent.

2.6.  Swingline Commitment.

(a)           Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving

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Loans, may exceed the Swingline Commitment then in effect) and (ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be Base Rate Loans only.

(b)           The Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the fifteenth (15th) or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is borrowed, the Borrower shall repay all Swingline Loans then outstanding.

2.7.  Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)           Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 2:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $1,000,000 or a whole multiple thereof. Not later than 5:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Sub-Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Sub-Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in an account of the Borrower specified in writing to the Swingline Lender on such Borrowing Date in immediately available funds.

(b)           The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Sub-Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one (1) Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Sub-Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c)           If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.7(b), if for any reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.7(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving

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Lender’s Revolving Commitment Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d)           Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)           Each Revolving Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c). shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8.  Letters of Credit.

(a)           Pursuant to the Existing DIP Agreement, prior to the Closing Date, the Fronting Bank issued the Existing Letters of Credit which shall be deemed to be Letters of Credit issued under this Agreement for all purposes hereunder and under the Loan Documents; provided that nothing in this Section 2.8(a) shall extend, modify or otherwise affect the existing expiration date of any such Existing Letters of Credit. Subject to the terms and conditions hereof, at any time and from time to time up to five (5) Business Days before the Stated Maturity if the Revolving Commitment Period is still in effect, the Borrower may request the Fronting Bank to issue, and subject to the terms and conditions contained herein, the Fronting Bank agrees, in reliance on the agreements of the other Lenders set forth in Section 2.8(e), to issue, for the account of the Borrower, one or more Letters of Credit; provided that (i) no Letter of Credit shall be issued if after giving effect to such issuance, (A) the Letter of Credit Outstandings would exceed the L/C Commitment or (B) the Aggregate Revolving Outstandings would exceed the Total Revolving Commitment; and (ii) no Letter of Credit shall be issued if the Fronting Bank shall have received notice from the Administrative Agent, the Sub-Agent or the Required Lenders (and a copy of such notice shall be delivered to the Borrower) that the conditions to such issuance have not been met.

(b)           Each Letter of Credit shall be denominated in Dollars or an Alternative Currency and expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Stated Maturity; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (which, in no event, shall extend beyond the date described in the foregoing clause (y)); provided, further, that if the Termination Date occurs prior to the expiration of any Letter of Credit, and provisions satisfactory to the Fronting Bank for the treatment of such Letter of Credit as a letter of credit under a successor credit facility have not been agreed upon, the Borrower shall, on or prior to the Termination Date, cause all such Letters of Credit to be replaced and returned to the Fronting Bank undrawn and marked “cancelled” or to the extent that the

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Borrower is unable to so replace and return any Letter(s) of Credit, such Letter(s) of Credit shall be secured by a “back to back” letter of credit satisfactory to the Fronting Bank, or cash collateralized in an amount equal to 105% of the face amount of such Letter(s) of Credit by the deposit by the Borrower of cash in such percentage amount into the L/C Cash Collateral Account. Such cash shall be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of all Obligations hereunder.

(c)           Each Letter of Credit shall be subject to the ISP and, to the extent not inconsistent therewith, the laws of the state under whose laws each Letter of Credit is issued, as applicable. The Fronting Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Fronting Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law. The Borrower shall pay to the Fronting Bank, in addition to such other fees and charges as are specifically provided for in Section 2.26, such fees and charges in connection with the issuance, amendment and processing of the Letters of Credit issued by the Fronting Bank as are customarily imposed by the Fronting Bank from time to time in connection with similar letter of credit transactions.

(d)           If any drawing shall be presented for payment under any Letter of Credit (which shall be pursuant to a sight drawing), the Fronting Bank shall promptly notify the Borrower of the date and amount thereof. Drawings paid under each Letter of Credit shall be reimbursed by the Borrower not later than the date a drawing is paid (or the next Business Day if the Borrower receives notice of such drawing after 12:00 noon, New York City time) in immediately available funds in an amount equal to (i) if such draft shall be paid in Dollars, the amount so paid or (ii) if such draft shall be paid in an Alternative Currency, the Dollar Equivalent thereof using the Exchange Rate at the time such draft is so paid, on the date that the drawing is paid and shall bear interest from the date the drawing is paid until the drawing is reimbursed in full at a rate per annum equal to the Base Rate plus Applicable Margin for Revolving Loans; it being understood that no interest shall accrue to the extent the Fronting Bank receives payment prior to 2:00 p.m., New York City time, on the date the drawing is paid. The Borrower shall effect such reimbursement (x) if such draw occurs prior to the Termination Date, in cash or through a Borrowing of Base Rate Loans without the satisfaction of the conditions precedent set forth in Section 4.2 and which Borrowing shall be effected without the need for a request therefor from the Borrower or (y) if such draw occurs on or after the Termination Date, in cash. Each Lender agrees to make the Loans described in clause (x) of the preceding sentence notwithstanding a failure to satisfy the conditions precedent set forth in Section 4.2.

(e)           Immediately upon the issuance of any Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold to each Lender other than the Fronting Bank, and each such other Lender shall be deemed unconditionally and irrevocably to have purchased from the Fronting Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Loan Parties under this Agreement with respect thereto. Upon any change in the Revolving Commitments pursuant to Section 10.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Commitment Percentages of the assigning and assignee Lenders. Any action taken or omitted by the Fronting Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction, shall not create for the Fronting Bank any resulting liability to any other Lender.

(f)           In the event that the Fronting Bank makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Fronting Bank pursuant to

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Section 2.8(d), the Fronting Bank shall promptly notify the Administrative Agent and the Sub-Agent, and the Sub-Agent shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Fronting Bank the amount of such Lender’s Revolving Commitment Percentage of (i) the amount of such draft, or any part thereof, that is paid in Dollars and is not so reimbursed or (ii) the Dollar Equivalent, using the Exchange Rate at the time such draft is paid, of the amount of such draft, or any part thereof, that is paid in an Alternative Currency and is not so reimbursed. If the Fronting Bank so notifies the Administrative Agent and the Sub-Agent, and the Sub-Agent so notifies the Lenders prior to 11:00 A.M., New York City time, on any Business Day, each Lender shall make available to the Fronting Bank such Lender’s Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds and if such notice is received after such time period, each Lender shall make such payment on the next succeeding Business Day in same day funds). If and to the extent any such Lender shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Fronting Bank, such Lender agrees to pay to the Fronting Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Fronting Bank at a rate equal to the effective rate for overnight funds in New York as reported by the Federal Reserve Bank of New York for such day (or, if such day is not a Business Day, the next preceding Business Day). The failure of any Lender to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Lender of its obligation hereunder to make available to the Fronting Bank its Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Lender shall be responsible for the failure of any other Lender to make available to the Fronting Bank such other Lender’s Revolving Commitment Percentage of any such payment. Whenever the Fronting Bank receives a payment of a reimbursement obligation as to which it has received any payments from the Lenders pursuant to this paragraph, the Fronting Bank shall pay to each Lender which has paid its Revolving Commitment Percentage thereof, in same day funds, an amount equal to such Lender’s Revolving Commitment Percentage thereof.

2.9.  Issuance of Letters of Credit.  The Borrower may from time to time request that the Fronting Bank issue or amend a Letter of Credit by delivering to the Fronting Bank and the Administrative Agent a request substantially in the form of Exhibit F (a “Letter of Credit Request”) and such other certificates, documents and other papers and information as the Fronting Bank may reasonably request. Upon receipt of a Letter of Credit Request, the Fronting Bank agrees to promptly process each such request and the certificates, documents, L/C Application and other papers and information delivered to it therewith in accordance with its customary procedures and shall issue the Letter of Credit requested thereby (but in no event shall the Fronting Bank be required to issue any Letter of Credit earlier than two (2) Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents, L/C Application and other papers and information relating thereto and unless such terms and conditions of the requested Letter of Credit are commercially customary) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Fronting Bank and the Borrower. Promptly after the issuance or amendment of a Letter of Credit, the Fronting Bank shall notify the Borrower and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such Letter of Credit or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such Letter of Credit or amendment and if so requested by a Lender, the Administrative Agent shall furnish such Lender with a copy of such Letter of Credit or amendment.

2.10.  Nature of Letter of Credit Obligations Absolute.  The Borrower’s obligations in respect of the Letter of Credit Outstandings shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation:  (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary of any

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Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Fronting Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit, except payment resulting from the gross negligence or willful misconduct, as determined in a final and nonappealable decision of a court of competent jurisdiction, of the Fronting Bank; or (v) the fact that any Default or Event of Default shall have occurred and be continuing.

2.11.  Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay to the Administrative Agent or, in the case of Revolving Loans, the Sub-Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.12.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent shall, or in the case of Revolving Loans, the Sub-Agent shall, in respect of the relevant Facilities, record in the Register, with separate sub-accounts for each Lender, (i) the amount and Borrowing Date of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any payment received by the Administrative Agent or the Sub-Agent, as applicable, hereunder from the Borrower and each Lender’s Commitment Percentage thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Sections 2.11(b) and (c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender, the Administrative Agent or the Sub-Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.12.  Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)           Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate from time to time plus the Applicable Margin.

(c)           Notwithstanding the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the outstanding Obligations shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% (or in the case of any such amounts that do not otherwise bear interest, the rate applicable

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to Base Rate Loans under the relevant Facility plus 2% or, in the case of any such amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Facility plus 2%).

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.13.  Computation of Interest and Fees.  (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate in respect of an applicable Facility by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate hereunder.

2.14.  Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(i)            the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(ii)          the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period in good faith by such Required Lenders will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans hereunder requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans hereunder that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans hereunder shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans; provided that if the circumstances giving rise to such notice shall cease or otherwise become inapplicable to such Required Lenders, then such Required Lenders shall promptly give notice of such change in circumstances to the Administrative Agent and the Borrower. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans hereunder shall be made or continued as such, nor shall the Borrower have the right to convert Loans hereunder to Eurodollar Loans.

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2.15.  Optional Termination or Reduction of Revolving Commitment.  Upon not less than three (3) Business Days’ prior written notice to the Administrative Agent and the Sub-Agent, the Borrower may at any time, without premium or penalty, in whole permanently terminate, or from time to time in part permanently reduce, the Total Revolving Commitments; provided that no such termination or reduction of the Total Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans, the Aggregate Revolving Outstandings at such time would exceed the Total Revolving Commitments. Each such partial reduction of the Total Revolving Commitments shall be in the principal amount of $1,000,000 or a whole multiple thereof. Simultaneously with any termination or reduction of the Total Revolving Commitments, the Borrower shall pay to the Sub-Agent for the account of each Lender the Commitment Fee accrued on the amount of the Revolving Commitments of such Lender so terminated or reduced through the date thereof. Any reduction of the Total Revolving Commitment pursuant to this Section 2.15 shall be applied pro rata in accordance with each Lender’s Revolving Commitment Percentage to reduce the Revolving Commitment of each such Lender.

2.16.  Optional Prepayment of Loans.  Subject to the provisos below, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior to 10:00 A.M., New York City time on the same Business Day, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.23. Upon receipt of any such notice of prepayment the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall notify each relevant Lender thereof on the date of receipt of such notice. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, provided that partial prepayments of Swingline Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof. The application of any prepayment pursuant to this Section 2.16 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

2.17.  Mandatory Prepayment.

(a)           If on any date any Global Entity shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, subject to the proviso below or unless a Reinvestment Notice shall be delivered in respect thereof, such Global Entity shall, or a Loan Party shall cause such Global Entity to, pay, subject to Section 2.17(d) below, within one (1) Business Day after receipt by such Global Entity such Net Cash Proceeds directly to the Administrative Agent to be applied toward the prepayment of the First Priority Term Loans as set forth in Section 2.17(b) or to repay any outstanding Revolving Loans as set forth in Section 2.17(d); provided that notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $50,000,000 in the aggregate during the term of this Agreement, (ii) the aggregate Net Cash Proceeds of Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $175,000,000 in the aggregate during the term of this Agreement, (iii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the First Priority Term Loans and (iv) the Borrower shall not be required pursuant to this Section 2.17(a) to apply (x) Net Cash Proceeds of any Turbine Disposition of less than $150,000,000 in the aggregate during the term of this Agreement and (y) $200,000,000 in the aggregate during the term of this Agreement of Net Cash Proceeds of any other Asset Sale.

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(b)           Amounts to be applied in connection with prepayments of the Loans made pursuant to Section 2.17(a) shall be applied to the prepayment of the First Priority Term Loans (in accordance with Section 2.20(b)) until the First Priority Term Loans are paid in full. The application of any prepayment pursuant to Section 2.17 shall be made on a pro rata basis to the then outstanding First Priority Term Loans irrespective of whether such outstanding First Priority Term Loans are Base Rate Loans or Eurodollar Loans; provided that if all First Priority Term Lenders accept such prepayment pursuant to Section 2.17(d), then, with respect to such prepayment, the amount of such prepayment shall be applied first to First Priority Term Loans that are Base Rate Loans to the full extent thereof before application to First Priority Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.23; provided further that in the event any Lender rejects the offer in Section 2.17(d) in respect of a Prepayment Amount, the Borrower shall not be required to pay breakage amounts under Section 2.23 in any greater amount than would have been paid in accordance with the preceding proviso. Each prepayment of the Loans under Section 2.17 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(c)           Upon the Termination Date, the Total Commitment shall automatically terminate in full and the Borrower shall pay the Loans in full (including all accrued and unpaid interest thereon, Fees and other Obligations (other than (x) contingent indemnification obligations for which no claim has been asserted and (y) obligations with respect to interest rate Swap Agreements, Eligible Commodity Hedge Agreements or Cash Management Obligations) in respect thereof) and, if there are any Letter of Credit Outstandings constituting undrawn Letters of Credit, the Borrower shall replace such Letter(s) of Credit, provide a “back-to-back” letter of credit acceptable to the Fronting Bank or collateralize such Letter of Credit Outstandings, in each case in the manner set forth in Section 2.8(b).

(d)           Notwithstanding anything to the contrary in this Section 2.17 or Section 2.20, with respect to the amount of any mandatory prepayment described in Section 2.17 (such amount, the “Prepayment Amount”), the Borrower will not be required to prepay such amounts until such time as the aggregate Net Cash Proceeds from Asset Sales or Recovery Events required to be so prepaid and not yet so prepaid or offered as prepayment under this Section 2.17 exceeds $25,000,000, and on the date specified in Section 2.17 for such prepayment in lieu of making such prepayment to the Administrative Agent, shall give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each First Priority Term Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each First Priority Term Lender a Prepayment Option Notice, which shall be substantially in the form of Exhibit M, and shall include an offer (“Offer”) by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is ten (10) Business Days after the date of the Prepayment Option Notice, the relevant First Priority Term Loans of such First Priority Term Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender’s Prepayment Option Notice. Each First Priority Term Lender may accept or reject the Offer contained in the Prepayment Option Notice. Unless the Offer is affirmatively accepted by a First Priority Term Lender as set forth below, the Offer shall be deemed rejected by such First Priority Term Lender. With respect to First Priority Term Lenders accepting such Offer, on the Mandatory Prepayment Date, the Borrower shall pay directly to the Administrative Agent; for payment to the relevant First Priority Term Lenders, the aggregate amount necessary to prepay that portion of the outstanding relevant First Priority Term Loans in respect of which such Lenders have accepted prepayment. Any First Priority Term Lenders accepting such Offer must, as soon as practicable, but in no event later than five (5) Business Days after receipt of the Prepayment Option Notice, give the Administrative Agent telephonic notice (promptly confirmed in writing) of such acceptance and the Administrative Agent will give the Borrower corresponding telephonic notice (promptly confirmed in writing). The amount equal to the portion of the Prepayment Amount for which no notification of acceptance of the Offer was received will be used by the

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Borrower on the Mandatory Prepayment Date to repay any outstanding Revolving Loans until such Revolving Loans are repaid; provided that such repayments of the Revolving Loans shall not reduce the Total Revolving Commitments. Any amount of such Prepayment Amount remaining after repaying the Revolving Loans in full may be used by the Borrower as it elects in accordance with this Agreement.

2.18.  Conversion and Continuation Options.  (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice, in substantially the form attached hereto as Exhibit K, of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent and, in the case of the Revolving Loans, the Sub-Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third (3rd) Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall promptly notify each relevant Lender thereof.

2.19.  Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.20.  Pro Rata Treatment, etc.

(a)           Each borrowing by the Borrower from the Lenders hereunder (except as provided in Section 2.33), each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective First Priority Term Percentages or Revolving Commitment Percentages, as the case may be, of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrower on account of principal and interest on the First Priority Term Loans shall be made pro rata according to the respective

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outstanding principal amount of the First Priority Term Loans then held by the First Priority Term Lenders (except (x) as otherwise provided in Section 2.17(d) and (y) with respect to interest on any Incremental Term Loans, to the extent such interest is not at the same rate as for the First Priority Term Loans existing at the time such Incremental Term Loans are made pursuant to Section 2.33). The amount of each principal prepayment of the First Priority Term Loans shall be applied to reduce the then remaining scheduled installments of First Priority Term Loans pro rata based upon the respective then remaining principal amounts thereof; provided that, at the Borrower’s option, any such prepayment of the First Priority Term Loans may be applied to the scheduled principal installments of the First Priority Term Loans occurring in the first 24 months following the date of such payment in direct order of maturity and then to ratably reduce all remaining scheduled installments thereof. Amounts prepaid on account of the First Priority Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal or interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d)           All payments by the Borrower hereunder and under the Notes shall be made in Dollars in immediately available funds at the Funding Office of the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent by 2:00 P.M., New York City time, on the date on which such payment shall be due, provided that if any payment hereunder would become due and payable on a day other than a Business Day such payment shall become due and payable on the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid in full.

(e)           Unless the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent, the Administrative Agent or the Sub-Agent, as applicable, may assume that such Lender is making such amount available to the Administrative Agent or the Sub-Agent, as applicable, and the Administrative Agent or the Sub-Agent, as applicable, may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent or the Sub-Agent, as applicable, by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent or the Sub-Agent, as applicable, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent or the Sub-Agent, as applicable, in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent or the Sub-Agent, as applicable. A certificate of the Administrative Agent or the Sub-Agent, as applicable, submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent or the Sub-Agent, as applicable, by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent or the Sub-Agent, as applicable, shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower, such recovery to be without prejudice to the rights of the Borrower against any such Lender.

(f)           Unless the Administrative Agent or, in the case of the Revolving Loans, the Sub-Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent or the Sub-Agent, as applicable, the Administrative Agent or the Sub-Agent, as applicable, may

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assume that the Borrower is making such payment, and the Administrative Agent or the Sub-Agent, as applicable, may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent or the Sub-Agent, as applicable, by the Borrower within three (3) Business Days after such due date, the Administrative Agent or the Sub-Agent, as applicable, shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent, the Sub-Agent or any Lender against the Borrower.

2.21.  Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case, made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.22 and changes in the rate of tax on the overall net income of such Lender);

(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)	shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or Swingline Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

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(c)           A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22.  Taxes.  (a) All payments made by the Borrower under this Agreement and the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, gross receipt taxes (imposed in lieu of net income taxes) and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender hereunder, the amounts so payable to the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (f) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the Sub-Agent, the Fronting Bank or the relevant Lender, as the case may be, a certified copy of an original official receipt received, if any, by the Borrower or other documentary evidence showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Sub-Agent, the Fronting Bank or the Lenders for any such taxes and for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or the Sub-Agent, the Fronting Bank or any Lender as a result of any such failure.

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(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or W-8IMY (and all necessary attachments), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit J and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)           Any Lender that is a United States person, as defined in Section 7701(a)(30) of the Internal Revenue Code, and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c), shall deliver to the Borrower (with a copy to the Administrative Agent) two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such person is entitled to provide at such time in order to comply with United States back-up withholding requirements.

(g)           If the Administrative Agent, the Sub-Agent, the Fronting Bank or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.22, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.22 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, the Sub-Agent, the Fronting Bank or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, the Sub-Agent, the Fronting Bank or any

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Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h)           The agreements in this Section 2.22 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.23.  Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such 180 days period shall be extended to include the period of such retroactive effect. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.24.  Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.21 or 2.22(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.21 or 2.22(a).

2.25.  Fees.

(a)           The Borrower shall pay to the Sub-Agent, for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable in arrears on each Fee Payment Date commencing on the first such date to occur after the Closing Date.

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(b)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein.

2.26.  Letter of Credit Fees.  The Borrower shall pay with respect to each Letter of Credit (a) to the Sub-Agent for the ratable benefit of the Revolving Lenders, a fee on all outstanding Letters of Credit calculated from and including the date of issuance of such Letter of Credit to the expiration or termination date of such Letter of Credit at a rate per annum equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and (b) to the Fronting Bank for its own account a fronting fee of 0.25% per annum (or such lesser amount as may be agreed to by the applicable Fronting Bank) on the undrawn and unexpired amount of each Letter of Credit (calculated, in the case of any Letter of Credit denominated in an Alternative Currency, on the basis of the Exchange Rate in effect on the date payment of such fee is due). Accrued fees described in the foregoing sentence of this Section in respect of each Letter of Credit shall be due and payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

2.27.  Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Sub-Agent, as the case may be (for the respective accounts of the Administrative Agent, the Sub-Agent, the Fronting Bank and the Lenders), as provided herein. Once paid, none of the Fees shall be refundable under any circumstances.

2.28.  Priority and Liens.

(a)           The Loan Parties hereby covenant, represent and warrant that, upon entry of the DIP Refinancing Order and the repayment of the obligations outstanding under the Existing DIP Agreement, the Obligations of the Loan Parties hereunder and under the other Loan Documents and the DIP Refinancing Order, (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed Superpriority Claims, (ii) pursuant to Section 364(c)(2) of the Bankruptcy Code, shall be secured by a perfected first priority Lien on, and security interest in, all present and after-acquired property of the Debtors not subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or to a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b) (but excluding the Borrower’s and the Guarantors’ rights in respect of avoidance actions under the Bankruptcy Code and the proceeds thereof); (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected junior Lien on, and security interest in, all present and after-acquired property of the Debtors that is otherwise subject to a valid, perfected and non-avoidable lien or security interest in existence on the Petition Date or a valid lien in existence on the Petition Date that is perfected subsequent to the Petition Date as permitted by Bankruptcy Code Section 546(b), and (iv) pursuant to Section 364(d) of the Bankruptcy Code, shall be secured by a perfected first priority priming lien on, and security interest in, all present and after-acquired property of the Debtors that is subject to replacement liens granted pursuant to and under the Cash Collateral Order in respect of the Calpine Second Lien Debt (as defined in the Cash Collateral Order), which security interests and liens in favor of the Collateral Agent shall be senior to such replacement liens , subject and subordinate in each case with respect to subclauses (i) through (iv) above, only to, in the event of the occurrence and during the continuance of an Event of Default, the payment of (A) unpaid fees and expenses of professionals retained by the Debtors or any official committee (each a “Committee”) appointed in accordance with Section 1102 of the Bankruptcy Code and the reasonable expenses of members of any Committee or otherwise that are (I) incurred prior to the occurrence and continuance of such Event of Default and (II) allowed by the Bankruptcy Court, at any time, under sections 105(a), 330, 331 and 503(b)(3) of the Bankruptcy Code, (B) unpaid fees and expenses of professionals retained by the Debtors or any Committee and the reasonable expenses of members of any Committee up to an aggregate amount not to exceed $50,000,000 that (I) are incurred

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after the occurrence and during the continuance of such Event of Default and (II) allowed by the Bankruptcy Court, at any time, under Sections 105(a), 330, 331 and 503(b)(3) of the Bankruptcy Code or otherwise, (C) in the event of a conversion of the Cases, the reasonable fees and expenses of a chapter 7 trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $2,000,000, and (D) fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States Trustee under 28 U.S.C. §1930(a) (collectively, the “Carve-Out”), provided, however that the Carve-Out shall not include any fees or expenses incurred in challenging the Liens or Superpriority Claims of the Collateral Agent, Administrative Agent or Lenders granted under the Existing DIP Agreement or any of the documents, instruments or agreement executed or delivered in connection therewith, this Agreement, the Security and Pledge Agreement and the DIP Refinancing Order (it being understood that, in the event of (i) a liquidation of the Borrower’s and the other Debtors’ estates, (ii) the occurrence of the effective date of a Reorganization Plan or (iii) the consummation of the sale of all or substantially all of the Borrower’s or the other Debtors’ assets, an amount equal to the Carve-Out shall be reserved from the proceeds of such liquidation, such Reorganization Plan, such sale or from cash held in the estates at such time, and held in a segregated account prior to the making of the distributions); provided, further, however, no Loan Party shall be required to pledge to the Collateral Agent (i) in excess of 65% of the voting Capital Stock of its direct Foreign Subsidiaries or any of the Capital Stock or interests of its indirect Foreign Subsidiaries if adverse tax consequences would result to the Borrower from such pledge, (ii) the Capital Stock of Calpine Pasadena Cogeneration, Inc. and Calpine Texas Cogeneration, Inc., to the extent the pledge thereof is prohibited by the documents governing the leveraged lease transaction under which Pasadena Cogeneration L.P. is the facility lessee, and such entities are not Debtors, (iii) the Capital Stock of Androscoggin Energy, LLC, Bethpage Energy Center 3, LLC, Calpine Canada Energy Finance ULC, Calpine Canada Energy Ltd., Calpine Merchant Services Company, Inc., Calpine Newark, LLC, Calpine Parlin, LLC and CPN Insurance Corporation, (iv) the stock of any Subsidiary that is not a Debtor owned by any Subsidiary that becomes a Debtor after the Closing Date to the extent such pledge would constitute a default under project documents, result in a right of refusal, call or put options being activated, or to the extent such entity is a debtor in another bankruptcy case in another jurisdiction, or insurance company or such grant of a security interest is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument, other document or any applicable shareholder or similar agreement relating thereto or conflicts with any applicable law and (v) any of the Capital Stock or assets of O.L.S. Energy-Agnews, Inc., Broad River Energy LLC, South Point Energy Center LLC, Calpine Greenleaf Holdings, Inc., Calpine Greenleaf, Inc. or Calpine Monterey Cogeneration, Inc. For clarity, the Administrative Agent and Lenders agree that so long as no Event of Default shall have occurred and be continuing, the Debtors shall be permitted to pay compensation and reimbursement of fees and expenses allowed and payable under Bankruptcy Code Sections 105(a), 330, and 331, as the same may be due and payable, and neither such amounts nor any retainers paid to the professionals retained by the Debtors or any Committee, nor any fees, expenses, indemnities or other amounts paid to any Agent, Lender or their respective attorneys and agents under this Agreement, shall reduce the Carve-Out, provided that nothing herein shall be construed to impair the ability of any party to object to any of the fees, expenses, reimbursement or compensation described in clauses (ii) and (iii) above, and provided, further, that cash or other amounts on deposit in the L/C Cash Collateral Account shall not be subject to the Carve-Out.

(b)           The Loan Parties hereby covenant, represent and warrant that, upon entry of the DIP Refinancing Order and the repayment of the CalGen Prepetition Secured Obligations, the Obligations of the Loan Parties hereunder and the other Loan Documents shall be secured by a perfected first priority Lien on, and security interest in, all present and hereafter acquired property of the CalGen Parties that secured the CalGen Prepetition Secured Obligations; provided that the Liens of the Collateral Agent and the Lenders hereunder on such property shall rank junior to the Liens of the holders of the CalGen Prepetition Secured Obligations that secure the CalGen Makewhole Payment until the earlier to occur of

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(x) the date that the CalGen Order shall have become a Final Order and (y) the CalGen Makewhole Payment shall have been satisfied in full.

(c)           As to all Collateral, each Loan Party hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Collateral Agent all of the right, title and interest of the Borrower and such Guarantor in all of such Collateral. The Borrower and each Guarantor acknowledges that, pursuant to the DIP Refinancing Order, the Liens granted in favor of the Collateral Agent (on behalf of the Lenders) in all of the Collateral shall be perfected without the recordation of any Uniform Commercial Code financing statements, notices of Lien or other instruments. The Borrower and each Guarantor further agrees that (a) the Collateral Agent shall have the rights and remedies set forth in the Security and Pledge Agreement in respect of the Collateral and (b) if requested by the Collateral Agent, the Borrower and each of the Guarantors shall enter into separate security agreements, pledge agreements and fee and leasehold mortgages with respect to such Collateral on terms reasonably satisfactory to the Collateral Agent.

2.29.  Security Interest in L/C Cash Collateral Account.  Pursuant to Section 364(c)(2) of the Bankruptcy Code, the Loan Parties hereby assign and pledge to the Collateral Agent (for the ratable benefit of the Lenders and as security for the Obligations), and hereby grant to the Collateral Agent (for the ratable benefit of the Lenders) a first priority security interest, senior to all other Liens, if any, in all of the Loan Parties’ right, title and interest in and to the L/C Cash Collateral Account and any direct investment of the funds contained therein.

2.30.  Payment of Obligations.  Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

2.31.  No Discharge; Survival of Claims.  The Borrower and each Guarantor agrees that to the extent its Obligations hereunder are not satisfied in full, (a) its Obligations arising hereunder shall not be discharged by the entry of a Confirmation Order (and each Loan Party, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) except (x) as otherwise consented to by the Administrative Agent or the Required Lenders as required under Section 10.1 or (y) in connection with the effective date of a Reorganization Plan of a Non-Bankrupt Subsidiary which does not give rise to an Event of Default under Section 7(o) and (b) the Superpriority Claim granted to the Administrative Agent and the Lenders pursuant to the DIP Refinancing Order and described in Section 2.28 and the Liens granted to the Collateral Agent pursuant to the DIP Refinancing Order and described in Section 2.28 shall not be affected in any manner by the entry of a Confirmation Order.

2.32.  Conversion to Exit Facility Agreement.  Upon the satisfaction or waiver of the conditions precedent to effectiveness set forth in the Exit Facility Agreement, automatically and without any further consent or action required by the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers or any Lender, (i) the Borrower, in its capacity as reorganized Calpine Corporation, and each Guarantor, in its capacity as a reorganized Debtor, to the extent such Person is required under the Exit Facility Agreement to continue to be a guarantor thereunder, shall assume all obligations in respect of the Loans hereunder and all other monetary obligations in respect hereof, (ii) each Loan hereunder shall be continued as a Loan under the Exit Facility Agreement, (iii) each Lender hereunder shall be a Lender under the Exit Facility Agreement and (iv) this Agreement shall terminate and be superseded and replaced by, and deemed amended and restated in its entirety in the form of, the Exit Facility Agreement (with such changes and insertions reasonably satisfactory to the Administrative Agent and the Borrower thereto incorporated as necessary to make such technical changes necessary to effectuate the intent of this Section 2.32), and the Commitments hereunder shall terminate. Notwithstanding the foregoing, all obligations of

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the Borrower and the Guarantors to the Agents, the Joint Lead Arrangers, the Fronting Bank and the Lenders under this Agreement and any other Loan Document (except the Exit Facility Agreement) which are expressly stated in this Agreement or such other Loan Document as surviving such agreement’s termination shall, as so specified, survive without prejudice and remain in full force and effect. Each of the Loan Parties, the Administrative Agent, the Collateral Agent, the Lenders and the Fronting Bank shall take such actions and execute and deliver such agreements, instruments or other documents as the Administrative Agent may reasonably request to give effect to the provisions of this Section 2.32 and as are required to complete the Schedules to the Exit Facility Agreement as contemplated by Section 1.5 thereof; provided, however, that any such action by the Administrative Agent, the Collateral Agent, any of the Lenders or the Fronting Bank shall not be a condition precedent to the effectiveness of the provisions of this Section 2.32.

2.33.  Incremental Term Loans.

(a)           The Borrower may at any time and from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”); provided that (i) the proceeds of such Incremental Term Loans shall be applied to repay or redeem secured debt, secured lease obligations or preferred securities of any project level Subsidiary of the Borrower (x) set forth on Schedule 2.33 annexed hereto in an aggregate amount not to exceed $1,100,000,000 or (y) other than in accordance with the preceding clause (x), in an aggregate amount not to exceed $2,000,000,000, minus the aggregate proceeds applied to repayments or redemptions under the preceding clause (x), so long as the Collateral Requirements are satisfied, (ii) at the time that any such Incremental Term Loan is made (immediately after giving effect thereto), no Default or Event of Default shall have occurred and be continuing, (iii) the Borrower shall be in compliance with the covenants set forth in Section 6.15 determined on a pro forma basis as of the date of such Incremental Term Loan and the last day of the most recent fiscal period of the Borrower for which financial statements have been provided, in each case, as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith and after giving effect to any other customary and appropriate pro forma adjustment events, including any acquisitions or dispositions after the beginning of the relevant fiscal quarter but prior to or simultaneous with the borrowing of such Incremental Term Loan, (iv) all fees and expenses owing in respect of such increase to the Agents and the Lenders shall have been paid, (v) if the Applicable Margin with respect to such Incremental Term Loans shall be higher than the Applicable Margin then in effect for the First Priority Term Loans plus 0.50%, such Applicable Margin with respect to the First Priority Term Loans shall be automatically adjusted to be equal to the relevant Applicable Margin relating to such Incremental Term Loans; provided that this clause (v) shall not be applicable with respect to any incurrence of Incremental Term Loans the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities set forth on Schedule 2.33 annexed hereto in an aggregate amount not to exceed $1,100,000,000 during the term of this Agreement, (vi) S&P and Moody’s shall have reaffirmed (with no negative outlook) the ratings then in effect for the Facilities, after taking into account the incurrence of such Incremental Term Loans; provided that no such rating affirmation shall be required with respect to any incurrence of Incremental Term Loans (x) the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities set forth on Schedule 2.33 annexed hereto in an aggregate amount not to exceed $1,100,000,000 during the term of this Agreement or (y) the proceeds of which are used to repay the secured debt, secured lease obligations or preferred securities (I) set forth on Schedule 2.33 annexed hereto in an aggregate amount in excess of $1,100,000,000 during the term of this Agreement or (II) other than in accordance with the preceding clause (I) unless such Incremental Term Loans would cause the aggregate amount of Incremental Term Loans incurred pursuant to this Section 2.33 and described in this clause (y)(II) to exceed $500,000,000 or any integral multiple of $500,000,000 or would cause the aggregate amount of Incremental Term Loans incurred pursuant to this Section 2.33 to equal

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$2,000,000,000 and (vii) the other terms and conditions in respect of such Incremental Term Loans (other than pricing and amortization), to the extent not consistent with the Facilities, shall otherwise be reasonably satisfactory to the Administrative Agent. Each tranche of Incremental Term Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in paragraph (c) below). The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the First Priority Term Loans, (b) shall mature concurrently with the First Priority Term Loans and (c) for purposes of repayments shall be treated substantially the same as the First Priority Term Loans (including with respect to mandatory and voluntary prepayments and scheduled amortization). Each notice from the Borrower pursuant to this Section 2.33 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (and each existing First Priority Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan or by any other bank or other financial institution (any such other bank or other financial institution being called a “New Lender”); provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld) to such Lender or New Lender making such Incremental Term Loans if such consent would be required under Section 10.6 for an assignment of First Priority Term Loans to such Lender or New Lender. Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Commitment Supplement”) substantially in the form of Exhibit L to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Guarantors, each Lender agreeing to provide such Commitment, if any, each New Lender, if any, and the Administrative Agent. An Incremental Commitment Supplement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.33.

(b)           The effectiveness of any Incremental Term Loans permitted by this Section 2.33 shall be subject to the satisfaction of each of the conditions set forth in Section 4.2 and such other conditions as the parties thereto shall agree.

(c)           Notwithstanding anything to the contrary in this Section 2.33, (i) in no event shall the amount of the Incremental Term Loans permitted by this Section 2.33 exceed $2,000,000,000 in the aggregate and (ii) no Lender shall have any obligation to make an Incremental Term Loan unless it agrees to do so in its sole discretion.

SECTION 3

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make Extensions of Credit hereunder, the Borrower and each of the Guarantors jointly and severally represent and warrant on each date required pursuant to Section 4 to the Administrative Agent and each Lender as follows:

3.1.  Organization and Authority.  Each Loan Party (a) is duly organized and validly existing under the laws of the state of its organization or incorporation and is duly qualified as a foreign corporation and is in good standing in the jurisdiction of its organization and in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in each case, in which the failure to so qualify, could not reasonably be expected to have a Material Adverse Effect; (b) subject to the entry by the Bankruptcy Court of the DIP Refinancing Order, has the requisite corporate or limited liability company power and authority, as the case may be, to effect the transactions contemplated hereby and by the other Loan Documents, and (c) subject to the entry by the

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Bankruptcy Court of the DIP Refinancing Order, has all requisite corporate or limited liability company power and authority and the legal right to own and operate its properties, to lease the properties it operates as lessee and to conduct its business as now or currently proposed to be conducted and to pledge and mortgage its properties as required by the Loan Documents.

3.2.  Due Execution; Binding Obligation.  Upon entry by the Bankruptcy Court of the DIP Refinancing Order, the execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party, and the commencement of the Cases (i) are within the respective corporate or limited liability company powers of each Loan Party, as the case may be, have been duly authorized by all necessary corporate or limited liability company action, as the case may be, including the consent of shareholders or member(s) where required, and do not (A) contravene the charter, by-laws or other organizational documents of any Loan Party, (B) violate any applicable law (including without limitation, the Securities Exchange Act of 1934) or regulation (including without limitation, Regulation U or X of the Board of Governors), or any order or decree of any Governmental Authority binding on any such Loan Party, in each case, which could reasonably be expected to have a Material Adverse Effect, (C) conflict with or result in a breach of, or constitute a default under, any material Contractual Obligation of any Loan Party entered into on or after the Petition Date, including any material indenture, mortgage or deed of trust entered into on or after the Petition Date, any material provision of any security issued by any Loan Party on or after the Petition Date or any material lease, agreement, instrument or other undertaking entered into on or after the Petition Date binding on any Loan Party or any of their properties, or (D) result in or require the creation or imposition of any Lien upon any of the property of any Loan Party other than the Liens permitted or granted pursuant to this Agreement, the other Loan Documents or the DIP Refinancing Order; and (ii) do not require the consent, authorization by or approval of or notice to or filing or registration with any Governmental Authority (other than the entry of the DIP Refinancing Order). Upon entry by the Bankruptcy Court of the DIP Refinancing Order, this Agreement has been duly executed and delivered by each Loan Party. This Agreement is, and each of the other Loan Documents to which each Loan Party is or will be a party, when delivered hereunder or thereunder, and upon entry and subject to the terms of the DIP Refinancing Order, will be, a legal, valid and binding obligation of each Loan Party enforceable against each Loan Party in accordance with its terms and the DIP Refinancing Order.

3.3.  Statements Made.  The statements, written or oral, which have been made by any Loan Party to the Administrative Agent, any of the Lenders or to the Bankruptcy Court in connection with any Loan Document, and any financial statement delivered pursuant hereto or thereto (other than to the extent that any such statements constitute projections or other forward-looking statements), taken as a whole and in light of the circumstances in which made, contain no untrue statement of a material fact and do not omit to state a material fact necessary to make such statements not misleading in any case, which have not been, prior to the date hereof, corrected, supplemented, or remedied by subsequent documents furnished or statements made orally or in writing to the Administrative Agent, Lenders or the Bankruptcy Court (as appropriate); and, to the extent that any such written statements constitute projections or other forward-looking statements, such projections or other forward-looking statements were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by such Loan Party to be valid and accurate in all material respects at the time such projections were furnished to the Administrative Agent, any Lender or the Bankruptcy Court; it being understood that (i) any such Projections and Budgets and other forward-looking statements furnished to the Administrative Agent and the Lenders is forward-looking information subject to significant uncertainties and contingencies, which may be beyond the Borrower’s or Guarantors’ control, (ii) no assurance is given by the Borrower or the Guarantors that such forecasts and projections and other forward-looking information furnished to the Administrative Agent or the Lenders will be realized, (iii) the actual results may differ from such Projections, Budgets and other forward-looking information furnished to the Lenders and (iv) such differences may be material.

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3.4.  Financial Statements.  The Borrower has furnished the Administrative Agent and the Lenders with copies of consolidated audited financial statements of the Global Entities for the fiscal year ended December 31, 2006. All such financial statements are complete and correct and fairly present in all material respects the financial condition of the Global Entities as at such date and the results of their operations for the fiscal year ended December 31, 2006, all in accordance with GAAP applied on a consistent basis. Except as set forth on Schedule 3.4 and as referred to or provided in the balance sheet referred to above, the Borrower and the Material Subsidiaries, as a whole, do not have on the date hereof any material liabilities or liabilities for taxes. Since the Petition Date, there has not occurred, or become known, any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect, other than those events which customarily occur following the commencement of a case under Chapter 11 of the Bankruptcy Code.

3.5.  Loan Parties.  Except as disclosed to the Administrative Agent and the Lenders by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.5 sets forth the name, Petition Date, location of chief executive office, location of Inventory and Equipment (as each such term is defined in the New York UCC) (other than Inventory or Equipment that is temporarily absent for maintenance, repair, refurbishment or bona fide business purposes in the ordinary course of business or is in transit between locations set forth on Schedule 3.5) and jurisdiction of incorporation of each Loan Party and, as to each such Loan Party, the percentage of each class of Capital Stock owned by such Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options or restricted stock granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Material Subsidiary, except as created by the Loan Documents or other Permitted Liens.

3.6.  Title to Assets; Liens.

(a)           As of the Closing Date, each of the Credit Parties has good and marketable title (subject only to Permitted Liens) to the material properties shown to be owned by the Credit Parties on the Borrower’s balance sheet as of December 31, 2006, except for properties subject to Dispositions which were permitted under the Existing DIP Agreement. Each of the Credit Parties owns and has on the date hereof good and marketable title or subsisting leasehold interests subject to Permitted Liens to, and enjoys on the date hereof peaceful and undisturbed possession of, all such material properties that are necessary for the operation and conduct of its businesses.

(b)           There are no Liens of any nature whatsoever on any assets of any Credit Party other than: (i) Liens granted pursuant to the DIP Refinancing Order, this Agreement and the Security and Pledge Agreement and (ii) other Permitted Liens. No Credit Party is party to any contract, agreement, lease or instrument entered into on or after the Petition Date the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a Lien that is not a Permitted Lien on any assets of such Credit Party in violation of this Agreement, the DIP Refinancing Order or the Security and Pledge Agreement.

3.7.  No Default.  No “Voting Rights Trigger Event”, defaults, events of default or similar events have occurred under the Preferred Equity Documents, except to the extent that (x) any such “Voting Rights Trigger Event” occurred solely as a result of the commencement of the Cases and has been stayed and not exercised or (y) any such “Voting Rights Trigger Event”, default, event of default or similar event has not resulted in a change of control or similar event at CCFC Preferred Holdings, LLC or any of its Subsidiaries or in a foreclosure or acceleration action by lenders of Indebtedness of CCFC Preferred Holdings, LLC or any of its Subsidiaries.

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3.8.  Approvals.  Except for the DIP Refinancing Order, no Authorizations of any Governmental Authority, or any applicable securities exchange, are necessary for the execution, delivery or performance by each Loan Party of the Loan Documents to which it is a party, or for the legality, validity or enforceability hereof or thereof.

3.9.  The DIP Refinancing Order.  As of the date of the making of any Extension of Credit hereunder, the DIP Refinancing Order has been entered and has not been stayed, amended, vacated, reversed, rescinded or otherwise modified in any respect (except in accordance with the terms hereof).

3.10.  Use of Proceeds.  The proceeds of the First Priority Term Loans shall be used (a) to refinance the obligations under the Existing DIP Agreement, (b) to repay and redeem the CalGen Prepetition Secured Obligations, (c) to repay or redeem secured debt, secured lease obligations or preferred securities of any project level Subsidiary of the Borrower, subject to satisfaction of the Collateral Requirements and (d) for working capital and other general corporate purposes of the Loan Parties and, to the extent permitted by this Agreement, their Subsidiaries. The proceeds of the Revolving Facility shall be used (a) for working capital and other general corporate purposes of the Loan Parties and, to the extent permitted by this Agreement, their Subsidiaries, (b) at the Borrower’s election, to satisfy the CalGen Makewhole Payment, if any, and (c) to fund distributions to holders of claims payable pursuant to a Reorganization Plan confirmed by the Bankruptcy Court pursuant to the Confirmation Order in any of the Cases.

3.11.  Disclosed Matters.  Except as disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof, to each Loan Party’s knowledge there are no unstayed legal or arbitral proceedings, or any proceedings or investigation by or before any governmental or regulatory authority or agency, pending or threatened in writing to any Loan Party, or (to the actual knowledge of the Borrower) threatened against any Loan Party, in each case which is reasonably likely to be determined adversely and if so determined would (individually or in the aggregate with all other such proceedings or investigations reasonably likely to be determined adversely) have a Material Adverse Effect or that seek to enjoin or delay any of the transactions contemplated hereby.

3.12.  Federal Regulations.  No part of the proceeds of any Loans, and no other Extensions of Credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board of Governors. If requested by any Lender or the Administrative Agent in order to comply with any Requirement of Law, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.13.  Compliance with Law.  No Credit Party is in violation of any applicable law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, the violation of which, or a default with respect to which, could reasonably be expected to have a Material Adverse Effect.

3.14.  Taxes.  Each Credit Party has filed or caused to be filed all Federal and state income tax and other material tax returns that are required to be filed and subject to extension periods has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have

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been provided on the books of the relevant Credit Party); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge (except for Liens and claims permitted under this Agreement).

3.15.  ERISA.  Except as, individually or in the aggregate, does not or could not reasonably be expected to result in a Material Adverse Effect:  neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all respects with the applicable provisions of ERISA and the Code; no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan; neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; and no such Multiemployer Plan is in ERISA Reorganization or Insolvent.

3.16.  Environmental Matters; Hazardous Material.  Except as in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a)           the facilities and properties owned, leased or operated by any Credit Party (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute a violation of, or could give rise to liability under, any Environmental Law;

(b)           no Credit Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters arising under or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Credit Party (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will reasonably be expected to be received or is being threatened;

(c)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d)           no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Credit Party is or, to the knowledge of the Borrower, will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party in

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connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)           the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no Material of Environmental Concern at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)           no Credit Party has contractually assumed or, to the knowledge of the Borrower, assumed by operation of law any liability of any other Person under Environmental Laws.

3.17.  Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.18.  Intellectual Property.  Each Credit Party owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted (“Material Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any Material Intellectual Property or the validity or effectiveness of any Material Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by each Credit Party, to the knowledge of a Responsible Officer, does not infringe on the rights of any Person in any material respect.

3.19.  Insurance.  All policies of insurance of any kind or nature owned by or issued to each Credit Party, including without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect except to the extent commercially reasonably determined by the Borrower not to be necessary pursuant to the immediately succeeding clause or which is not material to the overall coverage and are of a nature and provide such coverage as in the reasonable opinion of the Borrower, is sufficient and as is customarily carried by companies of the size and character of the Credit Parties.

3.20.  Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Credit Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Credit Party.

3.21.  Intercompany Balances.  Set forth on Schedule 3.21 are the intercompany loans and other indebtedness of the Material Subsidiaries to the Borrower, including without limitation, the principal amount of any indebtedness shown on the consolidated books and records of the Borrower as being payable as of Petition Date of the Borrower by such Material Subsidiary without giving effect to any conversion of such indebtedness to an equity contribution by the Borrower and whether or not evidenced by a promissory note.

SECTION 4

CONDITIONS PRECEDENT

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4.1.  Conditions to the Closing Date.  The occurrence of the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)           Credit Agreement.  The Administrative Agent shall have received this Agreement and the Security and Pledge Agreement, each executed and delivered by a duly authorized officer of each Loan Party.

(b)           Corporate Documents and Proceedings.  The Administrative Agent shall have received for each Loan Party on the Closing Date, a certificate of the Secretary or an Assistant Secretary or a duly authorized officer of each Loan Party dated the date of the initial Extension of Credit hereunder, in substantially the form attached hereto as Exhibit B, certifying (A) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors (or equivalent governing body) of such entity, authorizing the transactions contemplated hereby and (B) as to the incumbency and specimen signature of each officer (or other authorized signatory) of such entity executing this Agreement, the Notes to be executed by it and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer (or other authorized representative) of such entity as to the incumbency and signature of the officer (or other authorized representative) signing the certificate referred to in this clause (b)).

(c)           DIP Refinancing Order.  The Administrative Agent and each of the Lenders shall have received a certified copy of the DIP Refinancing Order in respect of the Borrower, which shall authorize extensions of credit in amounts up to $7,000,000,000 and such DIP Refinancing Order shall be in full force and effect, and shall not have been vacated, stayed, reversed, rescinded, modified or amended in any respect without the prior written consent of the Administrative Agent and the Required Lenders. If such DIP Refinancing Order is the subject of a pending appeal in any respect, none of the making of any Extensions of Credit, the grant of Liens and Superpriority Claims pursuant to Sections 2.28 or 2.29 and the Security and Pledge Agreement (including, without limitation, Liens on the assets securing the CalGen Prepetition Secured Obligations) or the performance by the Borrower or any Guarantor subject to such DIP Refinancing Order of any of their respective obligations under any of the Loan Documents or under any instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

(d)           Payment of Fees; Expenses.  The Borrower shall have paid or will pay contemporaneously with the making on the Closing Date of the Extensions of Credit by the Lenders to the Administrative Agent, each other Agent and each Lender, as applicable, the then unpaid balance of all accrued and unpaid Fees owed under and pursuant to this Agreement, or the DIP Refinancing Order and all amounts payable under Section 2.28(a) and all reasonable out-of-pocket expenses for which invoices have been presented to the Borrower and the official committee of unsecured creditors as required by the DIP Refinancing Order (including reasonable fees, disbursements and other charges of counsel and other advisors to the Administrative Agent, the other Agents and the Lenders on the Closing Date) on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(e)           Legal Opinion.  The Administrative Agent shall have received the legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and otherwise substantially in the form of Exhibit E hereto.

(f)           Pledged Stock; Stock Powers; Pledged Notes.  The Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Security and Pledge Agreement together with an undated stock power for each such certificate executed in blank by a

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duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Collateral Agent pursuant to the Security and Pledge Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof, except in either case to the extent such certificates or promissory notes are in the possession of a collateral agent for the benefit of a pre-Petition Date obligation.

(g)           Projections.  The Lenders shall have received the Projections, which shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers.

(h)	Ratings. The Facilities shall have been rated by Moody’s and S&P.

4.2.  Conditions to Each Extension of Credit.  The obligation of the Lenders and the Fronting Bank to make each Extension of Credit, including the initial Extension of Credit, is subject to the following conditions precedent:

(a)           Notice.  The Administrative Agent and, in the case of the Revolving Facility, the Sub-Agent shall have received the applicable notice of borrowing, in substantially the form attached hereto as Exhibit C, from the Borrower or, in the case of a Letter of Credit, the Fronting Bank shall have received an L/C Application.

(b)           Representations and Warranties.  All representations and warranties contained in or pursuant to this Agreement and the other Loan Documents, or otherwise made in writing in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of each Extension of Credit hereunder with the same effect as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects).

(c)           No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such Borrowing Date or after giving effect to such Extension of Credit on such Borrowing Date.

(d)           Payment of Fees.  The Borrower shall have paid or will simultaneously pay to the Administrative Agent, the Sub-Agent and the Lenders the then unpaid balance of all accrued and unpaid Fees, expenses and other amounts then due and payable under and pursuant to this Agreement (including without limitation, amounts payable under Section 2.25), or the DIP Refinancing Order for which invoices have been presented to the Borrower and the official committee of unsecured creditors as required by the DIP Refinancing Order.

The request by the Borrower for, and the acceptance by the Borrower of, each Extension of Credit and issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section 4.2 have been satisfied or waived at that time.

SECTION 5

AFFIRMATIVE COVENANTS

Each of the Loan Parties hereby agrees that, so long as the Commitments remain in effect, any Extension of Credit remains outstanding and unpaid or any other Obligation is owing to any Lender or any Agent hereunder or under any other Loan Document (other than Letters of Credit, together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters

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of Credit, which have been supported in the manner described in Section 2.8(b), contingent indemnification obligations for which no claim has been asserted, obligations with respect to interest rate hedging agreements or Eligible Commodity Hedge Agreements or Cash Management Obligations), such Loan Party shall and the Borrower shall cause each of its Material Subsidiaries to:

5.1.  Financial Statements, Etc.  In the case of the Borrower, deliver to the Administrative Agent:

(a)           as soon as available and in any event within ninety (90) days (or, if agreed to by the Administrative Agent acting in its reasonable discretion, 105 days) after the end of each fiscal year commencing with the fiscal year ended December 31, 2007, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of operations, stockholders’ equity and of cash flows for such year, setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, reported on without qualification arising out of the scope of the audit, by PricewaterhouseCoopers or another independent certified public accountants of nationally recognized standing; and

(b)           as soon as available and in any event within forty-five (45) days (or if agreed to by the Administrative Agent acting in its reasonable discretion, sixty (60) days) after the end of each of the first three quarterly fiscal periods of each fiscal year, a copy of the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income in such quarter and of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding periods in the preceding fiscal year, accompanied by a certificate of a Responsible Officer, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of the Borrower and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes); and

(c)           not later than thirty (30) days (or if agreed to by the Administrative Agent acting in its reasonable discretion, forty-five (45) days) after the end of each month commencing with the month of March 2007, the unaudited consolidated balance sheet and the unaudited consolidated statement of income of the Borrower and its consolidated Subsidiaries for such fiscal month, together with a comparison to the relevant income projections contained in the Projections for the period through the end of such month, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal quarter-end and year-end audit adjustments and the absence of footnotes);

(d)           as soon as available, but in any event on or prior to the last Business Day of each week (excluding the weeks in which the Thanksgiving or Christmas holiday occurs), an updated Budget for the succeeding 13-week period of the projected consolidated cash flows of the Borrower and its Subsidiaries (other than Foreign Subsidiaries), taken as a whole;

(e)           as soon as available, but in any event on or prior to the last Business Day of each week (excluding the weeks in which the Thanksgiving or Christmas holiday occurs), a comparison of (i) actual net cash flows of the Borrower and its Subsidiaries (other than Foreign Subsidiaries) for the week most recently ended against (ii) projected net cash flows of the Borrower and its Subsidiaries (other than Foreign Subsidiaries) for such week most recently delivered pursuant to paragraph (d) above, in form and substance satisfactory to the Administrative Agent (including a detailed explanation of any material variances) certified (in the case of such actual net cash flows) by a Responsible Officer as being fairly stated in all material respects;

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(f)           on and after the DIP Refinancing Order Date, no later than 30 days after the end of each month, updated Projections reflecting any modifications made by management thereto since the delivery of any prior update thereof; and

(g)           as soon as available, monthly statements for all bank accounts maintained by the Borrower with Union Bank of California and for all Investment accounts maintained by the Borrower with Scudder Investments (or such other financial institution where the applicable Cash Concentration Bank invests funds).

All such financial statements delivered pursuant to Sections 5.1(a), (b) and (c) shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods. The Borrower may provide the financial statements and other materials required to be furnished pursuant to this Section 5.1 by posting such financial statements and materials on a secure Intralinks site to which the Administrative Agent has access. If delivered to the Administrative Agent, the Administrative Agent will provide the financial statements and other materials required to be furnished pursuant to this Section 5.1 to the Lenders by posting such financial statements and materials on a secure Intralinks site within five business days after receipt thereof.

5.2.  Certificates; Other Information.  In the case of the Borrower, deliver to the Administrative Agent and, in the case of clause (f) below, the applicable Lender:

(a)           Concurrently with the delivery of the financial statements referred to in Section 5.1(a) for the 2007 fiscal year of the Borrower and thereafter, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary thereof no knowledge was obtained of any Default or Event of Default pursuant to Sections 6.13, 6.15 or 6.16, except as specified in such certificate;

(b)           concurrently with the delivery of the financial statements referred to in Sections 5.1(a), (b) and (c), a certificate of a Responsible Officer of the Borrower (i) stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing, except, in each case, as specified in such certificate and (ii) setting forth the calculations required to determine compliance with the covenants set forth in Sections 6.15 and 6.16;

(c)           promptly upon their becoming available, copies of all registration statements and regular periodic reports, if any, that any Loan Party shall have filed with the SEC (or any Governmental Authority which succeeds to the powers and functions thereof) or any national securities exchange;

(d)           promptly following the delivery thereof to any Loan Party or to the Board of Directors or management of any Loan Party, a copy of any final management letter or report by independent public accountants with respect to the financial condition, operations or business of the Borrower and its Subsidiaries;

(e)           to the Administrative Agent and the Sub-Agent and counsel to the Administrative Agent and the Sub-Agent, to the extent practicable at least one day prior to, and in any event no later than the day after, such filing or distribution, copies of all pleadings, motions, applications, judicial information, financial information and other documents to be filed by or on behalf of the Borrower or any of the Guarantors with the Bankruptcy Court or the United States Trustee in the Cases, or to be distributed by or on behalf of the Borrower or any of the Guarantors to any official committee appointed in the Cases (other than emergency pleadings, motions or other filings where, despite such Debtor’s commercially reasonable efforts, such one-day notice is impracticable); provided that copies of pleadings, motions,

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applications, judicial information, financial information or other documents to be so filed by or on behalf of the Borrower or any of the Guarantors to the extent directly relating to this Agreement or any other Loan Documents, including, without limitation, any amendment, modification or supplement to this Agreement (or a waiver of the provisions thereof) or any other matter adversely affecting the liens, claims or rights of the Lenders under this Agreement or any other Loan Document in any material respect shall be delivered to the Administrative Agent and counsel to the Administrative Agent at least one day prior to such filing; and

(f)           promptly upon request, such other material information (financial or otherwise, including without limitation, any Plan or Multiemployer Plan and any material reports or other material information required to be filed with any Governmental Authority by the Borrower or any Commonly Controlled Entity under ERISA) as may be reasonably requested by the Administrative Agent (on behalf of itself or any Lender).

The Borrower may provide the certificates and other information required to be furnished pursuant to this Section 5.2 by posting such certificates and information on a secure Intralinks site to which the Administrative Agent has access. If delivered to the Administrative Agent, the Administrative Agent will provide the certificates and other information required to be furnished by the Borrower pursuant to this Section 5.2 (other than any information obtained by a Lender pursuant to paragraph (f)) to the Lenders by posting such certificates and other information on a secure Intralinks site within five business days after receipt thereof.

5.3.  Payment of Obligations.  In the case of any Loan Party, except in accordance with the Bankruptcy Code or by an applicable order of the Bankruptcy Court pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, (i) all its post-Petition Date taxes and other material obligations of whatever nature that constitute administrative expenses under Section 503(b) of the Bankruptcy Code in the Cases, except, so long as no material property (other than money for such obligation and the interest or penalty accruing thereon) of any Loan Party is in danger of being lost or forfeited as a result thereof, no such obligation need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Parties and (ii) all obligations arising prepetition required to be paid postpetition but prior to confirmation of a Reorganization Plan by order of the Bankruptcy Court that has been entered with the consent of (or non-objection by) the Administrative Agent.

5.4.  Maintenance of Existence; Compliance with Contractual Obligations and Requirements of Law.  (a) Preserve, renew and keep in full force and effect its legal existence, (b) take all reasonable action to maintain all rights, privileges and franchises reasonably necessary or desirable in the normal conduct of its business, except (i) as otherwise permitted pursuant to Section 6.4 and Section 6.5 or (ii) to the extent failure to do so could not reasonably be expected, in the aggregate, to have a Material Adverse Effect, and (c) subject to the effect of the Cases and the Bankruptcy Code, comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

5.5.  Maintenance of Property; Insurance.  Keep and maintain all of its property necessary to the conduct of its business in good working order and condition subject to ordinary wear and tear and obsolescence and from time to time make all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner useful or customary for companies in similar businesses, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance policies (or, where appropriate, self-insurance) on all of its property in at least such

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amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are customarily insured against by companies of similar size engaged in the same or a similar business in the same geographic locale, which policies, in the case of any Loan Party, shall name the Collateral Agent as the loss payee or additional insured, as applicable, for the proceeds of any such first party policy, such as all risk property and business interruption coverage (other than workers’ compensation, director and officer, automobile liability, health, medical and life insurance policies) except where failure to so maintain such insurance could not reasonably be expected to have a Material Adverse Effect; and furnish to the Collateral Agent, upon written request, full information as to the insurance carried.

5.6.  Inspection of Property; Books and Records; Discussions.  Keep proper books of records and accounts in which full, true and correct in all material respects entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, upon reasonable prior notice to the Borrower through the Administrative Agent, permit representatives of either Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time or times during normal business hours and to discuss the business, operations, properties and financial and other condition of the Global Entities with officers and employees of the Global Entities and with their independent certified public accountants and with their financial advisors.

5.7.  Notices.  Promptly, and in any event within five (5) Business Days after a Responsible Officer becomes aware thereof (except as otherwise provided in (e) below), give notice to the Administrative Agent, with a copy for each Lender, of:

(a)	the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any post-Petition Date Contractual Obligation of any Loan Party that could reasonably be expected to have a Material Adverse Effect; or (ii) litigation, investigation or proceeding which may exist at any time between a Credit Party and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any post-Petition Date litigation (or in the case of any Material Subsidiary that is not a Debtor, any litigation) or proceeding affecting (i) any Credit Party an adverse determination in which could reasonably be expected to have a Material Adverse Effect, (ii) any Material Subsidiary an adverse determination in which could reasonably be expected to have a Material Adverse Effect or (iii) the ability of the Debtors to repay the CalGen Prepetition Secured Obligations, including with respect to any “makewhole”, repayment, prepayment or call premiums or any contractual defaults or damages allegedly arising therefrom;

(d)           any adverse change, development or event, which could reasonably be expected to have a Material Adverse Effect;

(e)           the following events, as soon as practicable and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, ERISA Reorganization or Insolvency of, any Plan in the case of

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each of the foregoing clauses (i) or (ii) where such event has had or could reasonably be expected to have a Material Adverse Effect; and

(f)           any written notices or other material indicating the presence or suspected presence of Materials of Environmental Concern on, at, or under any property of any Credit Party, or any part thereof, in violation of, or in a manner or condition that has resulted or is reasonably likely to result, in the reasonable judgment of a Responsible Officer of the Borrower, in the payment of a Material Environmental Amount.

Each notice pursuant to this subsection shall be accompanied or provided as soon as practicable thereafter by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

5.8.  Environmental Laws.

(a)           Comply with, and take reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except where the failure to comply with the foregoing could not give rise to a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws except where the failure to comply with the foregoing could not give rise to a Material Adverse Effect and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities under applicable Environmental Laws; provided, however, the Borrower may use all lawful means to protest or challenge the imposition by any Governmental Authority of any requirements under any such lawful orders, directives or that otherwise arise under applicable Environmental Laws.

5.9.  Obligations and Taxes.  Pay all of their material obligations (or in the case of any Loan Party, any such obligations arising after the Petition Date) promptly and in accordance with their terms and pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property (in the case of any Loan Party, such taxes, assessments and governmental charges and fines arising after the Petition Date) before the same shall become in default as well as all material lawful claims for labor, materials and supplies or otherwise (or in the case of any Loan Party, such claims arising after the Petition Date) which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Credit Parties shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings (if the Credit Parties shall have set aside on their books adequate reserves therefor in accordance with GAAP).

5.10.  Employee Benefits.  Comply (and with respect to Plans covered by Title IV of ERISA, cause their respective Commonly Controlled Entities to comply) in all material respects with the applicable provisions of ERISA and the Code and other applicable laws, rules and regulations with respect to any Plan, the failure of which could reasonably be expected to result in a Material Adverse Effect.

5.11.  Further Assurances.

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(a)           In the case of any Loan Party, at the cost and expense of the Borrower, execute and file all such further documents and instruments, and perform such other acts, as the Administrative Agent or the Required Lenders may reasonably determine are necessary or advisable with respect to the Liens granted to the Collateral Agent in connection with this Agreement, the Security and Pledge Agreement and the DIP Refinancing Order (and with respect to the priority of such Liens purported to be granted pursuant to this Agreement and the DIP Refinancing Order). Without limiting the generality of the foregoing, the Loan Parties shall assist the Administrative Agent, the Collateral Agent, and the Lenders in the preparation and filing of any Uniform Commercial Code financing statements or mortgages reasonably requested by the Collateral Agent, the Administrative Agent or the Required Lenders.

(b)           With respect to any Global Entity that is not a Foreign Subsidiary which becomes a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (other than the Subsidiaries of the Borrower listed on Schedule 5.11(b)), within 30 days after becoming a debtor, cause such Global Entity (i) to become a party to this Agreement, as a Guarantor, by executing a joinder to this Agreement in substantially the form attached hereto as Exhibit H (a “Joinder”); (ii) to execute and deliver to the Collateral Agent an assumption agreement to the Security and Pledge Agreement and such amendments to the Security and Pledge Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Lenders, a Lien on all of its assets of the type which would constitute Collateral; (iii) (A) as to any Global Entity which is a Material Subsidiary, (I) within 5 days after such Global Entity becomes a Debtor, the Administrative Agent shall have received satisfactory evidence of entry of an interim order, reasonably satisfactory to the Administrative Agent, granting the Superpriority Claim status and Liens described in Section 2.28 (such order, a “Subsequent Interim Order”) in respect of such Global Entity and (II) within 40 days after such Global Entity becomes a Debtor, the Administrative Agent shall have received satisfactory evidence of entry a final non-appealable Bankruptcy Court order, reasonably satisfactory to the Administrative Agent, granting the Superpriority Claim status and Liens described in Section 2.28 which shall be in full force and effect, and shall not have been vacated, stayed, reversed, modified or amended in any respect without the prior written consent of the Administrative Agent (such order, a “Subsequent Final Order”) in respect of such Global Entity; or (B) as to any Global Entity which is a not Material Subsidiary, (I) within 30 days after such Global Entity becomes a Debtor, the Administrative Agent shall have received satisfactory evidence of entry of a Subsequent Final Order in respect of such Global Entity and (II) within 55 days after such Global Entity becomes a Debtor, the Administrative Agent shall have received satisfactory evidence of entry a Subsequent Final Order in respect of such Global Entity; (iv) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Lenders a Lien on the Collateral described in the Security and Pledge Agreement with respect to such Global Entity, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security and Pledge Agreement or by law or as may be requested by the Administrative Agent or the Collateral Agent; (v) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments; provided, however, such Global Entity shall not be required pursuant to this Section 5.11(b) to pledge to the Collateral Agent in excess of 65% of the voting Capital Stock of its direct Foreign Subsidiaries or any of the Capital Stock or interests of its indirect Foreign Subsidiaries (if adverse tax consequences would result to such Global Entity); and (vi) if requested by the Administrative Agent or the Collateral Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.12.  Ratings.  Use commercially reasonable efforts to obtain a rating for the Facilities by each of S&P and Moody’s on or before the DIP Refinancing Order Date or as soon as practicable thereafter.

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5.13.  Post Closing Matters.  Within 60 days of the Closing Date, deliver to the Administrative Agent evidence of the actions specified on Schedule 5.13; provided that such date may be extended, or the obligation to deliver such evidence waived, by the Administrative Agent acting in its reasonable discretion and in each case upon terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 6

NEGATIVE COVENANTS

Each of the Loan Parties hereby agrees that, so long as the Commitments remain in effect, any Note or any Letter of Credit Outstandings remain outstanding and unpaid or any other amount is owing to any Lender or any Agent hereunder or under any other Loan Document (other than Letters of Credit together with all fees that have accrued and will accrue thereon through the stated termination date of such Letters of Credit, which have been supported in the manner described in Section 2.8(b), contingent indemnification obligations for which no claim has been asserted, obligations with respect to interest rate Swap Agreements or Eligible Commodity Hedge Agreements or Cash Management Obligations), such Loan Party shall not, and shall not permit any Material Subsidiary to, directly or indirectly:

6.1.  Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of any Loan Party under this Agreement and the other Loan Documents;

(b)           Indebtedness otherwise owed to CS, any other financial institution that is a Lender under this Agreement or any of their respective banking affiliates in respect of overdrafts and related liabilities arising from treasury, depository or cash management services or in connection with any automated clearing house transfers of funds;

(c)           Indebtedness outstanding on the Petition Date and listed on Schedule 6.1(c), but excluding the refinancing of any such Indebtedness of any Loan Party and including any refinancing of any such Indebtedness of any Credit Party which is not a Debtor without increasing, or shortening the maturity of, the principal amount thereof;

(d)           Indebtedness of the Borrower to any Subsidiary and of any Guarantor to the Borrower or any other Guarantor;

(e)           endorsements of instruments in the ordinary course of business and consistent with past practices of the Credit Parties;

(f)           Indebtedness of any of the Credit Parties arising in the ordinary course of business (and consistent with past practice of the relevant Credit Parties) of such Credit Party and owing to a financial institution providing netting services to the Global Entities, provided that (i) such Indebtedness was incurred in respect of the provision of such netting services with respect to intercompany Indebtedness permitted to be incurred and outstanding pursuant to this Agreement and (ii) such Indebtedness does not remain outstanding for more than three (3) days from the date of its incurrence or longer if permitted under relevant netting contracts and consistent with past practices;

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(g)           Indebtedness of any of the Credit Parties consisting of the financing of insurance premiums in the ordinary course of business (and consistent with past practice of the Credit Parties);

(h)           Indebtedness of any of the Credit Parties consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business (and consistent with past practices of the Credit Parties);

(i)            Indebtedness of the Loan Parties incurred in connection with the rejection of leases and executory contracts in the Cases; provided that the obligation of any Loan Party in respect of such Indebtedness shall be determined, by a final non-appealable order of the Bankruptcy Court entered at the time of such rejection, to be a general, unsecured, non-priority claim;

(j)            Indebtedness represented by appeal, bid, performance, surety or similar bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party, in each case to the extent incurred in the ordinary course of business in accordance with customary industry practices in amounts customary in the Borrower’s industry;

(k)           Indebtedness of any wholly-owned Non-Loan Party to any Loan Party, when added to Guarantee Obligations permitted under Section 6.3(e) and Investments permitted under Section 6.7(h), in an aggregate principal amount (for all of such Subsidiaries) not to exceed $100,000,000 at any one time outstanding;

(l)           post-Petition Date purchase money Indebtedness (including Capital Leases) and Indebtedness of (i) the Credit Parties to third parties, (ii) Material Subsidiaries which are not Loan Parties to Material Subsidiaries which are not Loan Parties or (iii) Material Subsidiaries which are not Loan Parties to other Subsidiaries or partially owned Affiliates of the Borrower which are not Material Subsidiaries, when added to Indebtedness permitted under Section 6.1(m), Guarantee Obligations permitted under Section 6.3(f) and Investments permitted under Sections 6.7(i) and (j), in an aggregate principal amount (for all of the Credit Parties) not to exceed $35,000,000 at any one time outstanding;

(m)         Indebtedness of any non-wholly owned Non-Loan Party to any Loan Party, when added to Indebtedness permitted under Section 6.1(l), Guarantee Obligations permitted under Section 6.3(f) and Investments permitted under Sections 6.7(i) and (j), in an aggregate principal amount (for all of such Subsidiaries), not to exceed $35,000,000 at any one time outstanding;

(n)           (i) Swap Agreements and Commodity Hedge Agreements incurred in the ordinary course of business, for non-speculative purposes and consistent with applicable risk management guidelines established by the Borrower from time to time and delivered to the Administrative Agent and (ii) in connection with Swap Agreements entered into with VMAC Energy I, LLC, associated reimbursement obligations, including with respect to letters of credit, to providers of credit support for such Swap Agreements in amounts not exceeding the notional amount of the Indebtedness outstanding under such Swap Agreements;

(o)          intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower not to exceed the amount of Incremental Term Loans made to the Borrower pursuant to Section 2.33 or the amount described in clause (c) of the first sentence of Section 3.10, in each case for the purposes and subject to the requirement set forth therein (it being understood that any such Indebtedness of one Subsidiary representing the same amount that is loaned by such Subsidiary to another Subsidiary for such purposes shall not be “double counted” under this clause (o));

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(p)          intercompany Indebtedness of any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower for the Investments permitted under Section 6.7(o) and (p) in amounts not to exceed the amount of such Investments (it being understood that any such Indebtedness of one Subsidiary representing the same amount that is loaned by such Subsidiary to another Subsidiary for such purposes shall not be “double counted” under this clause (p)); and

(q)          intercompany Indebtedness incurred prior to the Closing Date constituting Investments permitted under Section 6.7(r).

6.2.  Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)	Liens existing on the Petition Date and listed on Schedule 3.6;

(b)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar Liens arising in the ordinary course of business which in the aggregate do not materially detract from the value of the property or assets or materially impair the use thereof in the operation of the business of the Borrower and its Subsidiaries are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Credit Parties, as the case may be, in accordance with GAAP;

(c)           Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to its financial condition, adequate reserves with respect thereto are maintained on the books of the Borrower or the affected Credit Parties, as the case may be, in accordance with GAAP;

(d)           (i) deposits to secure the performance of bids, trading contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business; provided that, for the avoidance of doubt, Liens (including without limitation rights of set-off) on (x) deposits and (y) revenues under trading contracts, in each case provided as collateral for such trading contracts and other obligations pursuant to the terms of the Trading Order shall be first priority Liens in accordance with, and subject to the terms of, the Trading Order and (ii) Liens on deposits described in the preceding proviso securing Indebtedness permitted under Section 6.1(n)(ii), so long as such Liens are authorized pursuant to an order, in form and substance reasonably satisfactory to the Administrative Agent, of the Bankruptcy Court;

(e)           easements, rights-of-way, restrictions, zoning ordinances and other similar encumbrances incurred in the ordinary course of business which, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Credit Parties;

(f)           Liens granted to the Collateral Agent, the Administrative Agent, and the Lenders pursuant to the Loan Documents, including without limitation, the first priority Liens securing Eligible Commodity Hedge Agreements so long as any counterparty thereto becomes party either to the Security and Pledge Agreement pursuant to the terms thereof or such other agreement in form and substance reasonably satisfactory to the Administrative Agent);

(g)           Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the

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performance of tenders, statutory obligations, surety and appeal bonds, bids, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);

(h)           Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases permitted by this Agreement;

(i)            any interest or title of a licensor, lessor or sublessor under any lease permitted by this Agreement;

(j)            Liens arising from judgments, decrees or attachments to the extent not constituting an Event of Default under Section 7(l);

(k)          licenses, leases or subleases granted to third parties not interfering in any material respect with the business of any Credit Party;

(l)            Liens of sellers of goods, gas or oil to any Credit Party arising under Article 2 of the Uniform Commercial Code or under other state statutes in the ordinary course of business, covering only the goods sold and covering only the unpaid purchase price for such goods and related expenses;

(m)         other Liens securing Indebtedness or other obligations in an aggregate amount secured by all such Liens not to exceed $50,000,000 at any one time outstanding;

(n)           first priority Liens on the Capital Stock of Otay Mesa to secure the obligations of Otay Mesa and its Subsidiaries under any Project Financing (as defined in the Otay Mesa Motion) entered into by Otay Mesa or any such Subsidiaries, as contemplated by the Otay Mesa Motion; it being understood that the Liens of the Administrative Agent, for the benefit of the Lenders, shall be released without any further action upon consummation of any such Project Financing in accordance with Section 21 of the Security and Pledge Agreement;

(o)           Liens granted to the CalGen Parties pursuant to the CalGen Adequate Protection Stipulation; and

(p)	Liens securing the CalGen Makewhole Payment, if any.

6.3.  Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation except for:

(a)           Guarantee Obligations existing on the Petition Date and listed on Schedule 6.3(a);

(b)          Guarantee Obligations incurred in the ordinary course of business and consistent with past practices of the Borrower in respect of the obligations of any Guarantor, or of any other Guarantor of the obligations of the Borrower or any Guarantor;

(c)           Guarantees by the Borrower of Indebtedness and other obligations of Guarantors that are permitted to be incurred under this Agreement;

(d)          Guarantee Obligations of the Guarantors under this Agreement and the DIP Refinancing Order;

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(e)           Guarantee Obligations of any Loan Party of obligations of any wholly owned Non-Loan Party, when added to Indebtedness permitted under Section 6.1(k) and Investments permitted under Section 6.7(h), in an aggregate principal amount (for all of such Loan Parties) not to exceed $100,000,000 at any one time outstanding;

(f)           Guarantee Obligations of any Loan Party of obligations of any non-wholly owned Non-Loan Party or of any non-wholly owned entity which is not a Subsidiary, when added to Indebtedness permitted under Section 6.1(l) and (m) and Investments permitted under Sections 6.7(i) and (j), in an aggregate principal amount (for all of such Loan Parties) not to exceed $35,000,000 at any one time outstanding; and

(g)          Guarantee Obligations as a result of the issuance of the replacement Letters of Credit issued in respect of the BLB Facility permitted under Section 6.7(m);

(h)          Guarantee Obligations of the Borrower of obligations of Greenfield Project Partnership under the contract described in Section 6.5(k); and

(i)           Guarantee Obligations set forth on Schedule 6.3(i) to the extent, for the purpose and up to the amount set forth on such Schedule; provided that amounts allocated to a line item set forth on such Schedule but not utilized on account of such line item may be reallocated to be utilized with respect to the other line items set forth on such Schedule or on Schedule 6.7(c), 6.7(o) or 6.7(p) in an aggregate amount not to exceed $75,000,000 in any fiscal year of the Borrower; provided further that amounts allocated to a line item set forth on such Schedule for fiscal year 2007 but not utilized on account of such line item in fiscal year 2007 may be carried over for utilization for such line item in fiscal year 2008.

6.4.  Prohibition on Fundamental Changes.  Enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets or make any material change in its present method of conducting business (it being acknowledged that (x) changes to the operating and internal management structure of the Borrower, such as the merger of certain business divisions or the consolidation of certain management functions within the Loan Parties and (y) rejection of contracts by any Loan Party pursuant to the Bankruptcy Code shall not constitute a material change in the method of conducting business) or create or acquire any new Subsidiaries, except that the following shall be permitted:

(a)           any Credit Party other than the Borrower may be merged or consolidated with any other Guarantor so long as the surviving entity of such merger is a Guarantor or a new Subsidiary which, substantially concurrently with such merger or consolidation, becomes a Debtor and Guarantor in accordance with Section 5.11(b);

(b)           any Credit Party may be merged or consolidated with the Borrower if the surviving entity of such merger is the Borrower;

(c)           any of the Borrower’s non-U.S. subsidiaries (each a “Foreign Subsidiary”) may be merged or consolidated with another Foreign Subsidiary;

(d)           any Credit Party (other than the Borrower) may dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Guarantor or to any new Subsidiary which, substantially concurrently with such transfer, becomes a Debtor and Guarantor in accordance with Section 5.11(b);

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(e)           any Material Subsidiary may be merged or consolidated with any Material Subsidiary;

(f)           the liquidation of the Philadelphia Biogas Supply, Inc., Calpine Capital Trust I, Calpine Capital Trust II and Calpine Capital Trust III to the extent such Subsidiaries do not own any assets or property or the assets or property of such Subsidiaries are distributed to a Loan Party;

(g)           any Disposition permitted under Section 6.5 or any transaction (including creation of any new Subsidiary) reasonably necessary to consummate any Disposition permitted under Section 6.5 or to optimize the tax benefits or minimize the adverse tax consequences of any such Disposition;

(h)	creation by Goldendale of Goldendale Newco; and

(i)          with the prior written consent of the Administrative Agent, mergers, consolidations, amalgamations wind-ups, dissolutions or liquidations not otherwise permitted above of Credit Parties or any of their Subsidiaries which are inactive or have de minimis assets.

6.5.  Limitation on Sale of Assets.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of a Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person except:

(a)            (i) the sale, lease or other disposition of (A) inventory in the ordinary course of business, (B) uneconomical, obsolete, surplus or worn out property, (C) property that is no longer used or useful in the business, or (D) boilers, water lines and related property of Clear Lake Cogeneration, L.P., (ii) the rejection of contracts or leases determined by the Borrower in good faith to be unprofitable (other than (x) facility leases in respect of Material Subsidiaries and (y) leases described in clause (iii) below) or (iii) so long as no Event of Default shall have occurred and be continuing and the Loans have not become due and payable as a result thereof, the rejection of facility leases in respect of, or the surrender of (including the consensual foreclosure of), Designated Projects (as defined in the Cash Collateral Order) determined by the Borrower in good faith to be unprofitable;

(b)           the consumption or use of fuel supplies, or other consumables, the conversion of fossil, geothermal or other assets to power or the distribution, sale or trading of power (including without limitation, steam or electrical power) and natural gas or other fuels or the sale or trading of emissions credits, in each case in the ordinary course of business and consistent with the past practices of the Credit Parties;

(c)           exchange or trade-in, or sale and application of proceeds to or for replacement assets to be used in the business;

(d)          liquidation, sale or disposition of Cash Equivalents or inventory in the ordinary course of business;

(e)           the discount or write-off of accounts receivable overdue by more than ninety (90) days or the sale of any such accounts receivable for the purpose of collection, in each case in the ordinary course of business;

(f)           termination of leases, surrender or sublease of real or personal property in the ordinary course of business;

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(g)	incurrence of Liens permitted under Section 6.2;
(h)	transactions permitted under clauses (a) through (f) in Section 6.4;

(i)            the Disposition of the turbines listed on Schedule 6.5(i) in arm’s length transaction at fair market value or as approved by the Bankruptcy Court, and the Disposition to any Global Entity of turbine parts and components for use as spare or replacement parts;

(j)            the Disposition of property of any Credit Party in arm’s length transactions at fair market value, provided that the Net Cash Proceeds thereof shall be applied to prepay the Loans to the extent required by Section 2.17(a);

(k)           the Disposition by the Borrower, directly or indirectly, to Greenfield Project Partnership of a purchase contract with Siemens Power Generation, Inc. relating to warranties on turbines transferred to Greenfield Project Partnership prior to the Closing Date;

(l)            the Disposition by the Borrower and Calpine Power Corporation of (i) the Facility Assets, the Contributed Assets, the Interconnection Agreements, the CCMCI Assigned Contracts, the Calpine Assigned Contracts, the Equipment and the Additional Contracts (each as defined in the Otay Mesa Motion) to Otay Mesa pursuant to the CTA (as defined in the Otay Mesa Motion) and (ii) the Lease and Sublease (each as defined in the Otay Mesa Motion) to San Diego Gas & Electric Company pursuant to the Reinstatement Agreement (as defined in the Otay Mesa Motion);

(m)         (i) the Disposition by Goldendale of all of its assets and liabilities to Goldendale Newco substantially contemporaneously with the consummation of the Disposition of all of the equity of Goldendale Newco owned by Goldendale and (ii) the Disposition of all of the equity of Goldendale Newco owned by Goldendale;

(n)           the Disposition of all of the equity interests in Towantic Energy, LLC and CPN Oxford, Inc., and upon the consummation of such Disposition the release of the guaranty and other obligations hereunder, and a release of the Liens under the Loan Documents on the equity interests and assets, of Towantic Energy LLC and CPN Oxford, Inc.;

(o)           the Disposition of all of the equity interests in Skipanon Energy LLC, and upon the consummation of such Disposition the release of the guaranty and other obligations hereunder, and a release of the Liens under the Loan Documents on the equity interests and assets, of Skipanon Energy LLC;

(p)            the trading and sharing of parts and components for equipment, tools and non-material equipment, among (i) the Loan Parties, (ii) Material Subsidiaries which are not Loan Parties and (iii) Subsidiaries which are not Credit Parties and Subsidiaries which are not Loan Parties, consistent with past practices of the Credit Parties, including for purposes of spare or replacement parts;

(q)           the Disposition of all or substantially all of the assets of RockGen in an arm’s-length transaction;

(r)           (i) the Disposition of the Capital Stock of the Santa Rosa Subsidiary to the Borrower or to Calpine Power Company, (ii) the Disposition (including without limitation, the contribution) of all or substantially all of the Santa Rosa Power Plant Assets to the Santa Rosa Subsidiary, (iii) prior to the Disposition described in clause (ii) above, an amendment or other modification to the Snapping Shoals PPA to provide that the source therefor may be designated as the “Santa Rosa Plant”

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constituting a portion of the Santa Rosa Power Plant Assets (provided that within ninety (90) days after such Disposition, the source for the Snapping Shoals PPA shall be so designated) and (iv) if determined by the Borrower to be reasonably practicable and commercially advisable, the assumption of the Snapping Shoals PPA by Calpine Energy Services, L.P. and the assignment of the Snapping Shoals PPA thereafter to the Santa Rosa Subsidiary, provided that such assignment to the Santa Rosa Subsidiary shall occur as soon following the Disposition described in clause (ii) above as the Borrower determines is reasonably practicable and commercially advisable; and

(s)	Investments permitted under Section 6.7.

6.6.  Limitation on Issuances of Capital Stock and Dividends.  Declare or pay, directly or indirectly, any dividends or make any other distribution or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of Capital Stock, or set apart any sum for the aforesaid purposes, provided that (x) any Material Subsidiary of the Borrower may pay dividends to any Guarantor that is its direct parent or which is paid to a Guarantor through a non-Guarantor that is its direct parent, and any Foreign Subsidiary may pay dividends to any other Foreign Subsidiary, (y) any Material Subsidiary that is not a Debtor may pay dividends to any other Material Subsidiary that is not a Debtor and (z) any Material Subsidiary (including without limitation, Calpine CCFC Holdings, Inc.) (A) that is not a Debtor may pay dividends pursuant to the Preferred Equity Documents as in effect on the date hereof at any time so long as no Default or Event of Default shall have occurred and is continuing or (B) that is a Debtor may pay dividends not constituting a Default or an Event of Default under Section 7(i)(v).

6.7.  Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (each, an “Investment”) in, any Person, except:

(a)	Investments in Cash Equivalents;
(b)	Indebtedness permitted pursuant to Section 6.1(c) and (m);

(c)           intercompany Investments (i) by any Loan Party in the Borrower or another Loan Party that, prior and after giving effect to such investment, is a Guarantor or (ii) listed on Schedule 6.7(c), provided that amounts allocated to a line item set forth on such Schedule but not utilized on account of such line item may be reallocated to be utilized with respect to the other line items set forth on such Schedule or on Schedule 6.3(i), 6.7(o) or 6.7(p) in an aggregate amount not to exceed $75,000,000 in any fiscal year of the Borrower; provided further that amounts allocated to a line item set forth on such Schedule for fiscal year 2007 but not utilized on account of such line item in fiscal year 2007 may be carried over for utilization for such line item in fiscal year 2008;

(d)           Investments (including debt obligations) received in connection with bankruptcy or reorganization of suppliers and customers in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)           deposits made in the ordinary course of business to secure the performance of bids, trade, contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and Investments of such deposits;

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(f)           intercompany Investments among the Loan Parties or among Credit Parties which are not Loan Parties in the ordinary course;

(g)          loans and advances by the Credit Parties to employees of the Credit Parties for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business (and consistent with past practices of the relevant Credit Parties);

(h)           Investments by any Loan Party in any wholly owned Non-Loan Party, when added to Indebtedness permitted under Section 6.1(k) and Guarantee Obligations permitted under Section 6.3(e), in an aggregate principal amount (for all of such Subsidiaries) not to exceed $100,000,000 at any one time outstanding;

(i)            Investments by (i) Credit Parties in third parties, (ii) Material Subsidiaries which are not Loan Parties in Material Subsidiaries which are not Loan Parties, (iii) Material Subsidiaries which are not Loan Parties in other Subsidiaries which are not Material Subsidiaries or (iv) Material Subsidiaries which are not Loan Parties in partially-owned entities which are not Subsidiaries, when added to Indebtedness permitted under Section 6.1(l) and (m), Guarantee Obligations permitted under Section 6.3(f) and Investments permitted under Section 6.7(j), in an aggregate principal amount (for all of the Credit Parties) not to exceed $35,000,000 at any one time outstanding;

(j)            Investments by any Loan Party in any non-wholly owned Non-Loan Party, when added to Indebtedness permitted under Section 6.1(l) and (m), Guarantee Obligations permitted under Section 6.3(f) and Investments permitted under Section 6.7(i), in an aggregate principal amount (for all of such Loan Parties) not to exceed $35,000,000 at any one time outstanding;

(k)           Investments from and including February 23, 2006 to December 31, 2007 by the Borrower, either directly or indirectly, in Calpine Greenfield Commercial Trust solely to finance the Greenfield Project Partnership, provided that the aggregate amount of any such Investments shall not exceed $68,000,000 (it being understood that nothing in this clause (k) shall restrict Investments otherwise permitted under Section 6.7(p));

(l)            Investments consisting of the Letters of Credit identified on Schedule 6.7(l) that were or are to be issued hereunder to support the obligations of Credit Parties that are not Loan Parties in an aggregate amount not to exceed $60,284,165.30; provided that, in each case, such Letters of Credit were or shall be issued for the sole purpose of replacing the letters of credit outstanding under the BLB Facility as of September 25, 2006;

(m)         Investments by one Global Entity in another Global Entity constituting Dispositions permitted under Section 6.5 (other than Section 6.5(s));

(n)           Investments consisting of Letters of Credit in an aggregate amount not to exceed $25,000,000 that were or are to be issued hereunder in favor of San Diego Gas & Electric Company to support the obligations of Otay Mesa under the Amended PPA (as defined in the Otay Mesa Motion);

(o)           Investments consisting of Letters of Credit issued for the account of Non-Loan Parties listed on Schedule 6.7(o) for the purpose and up to the amount for each such Letter of Credit described on such Schedule; provided that amounts allocated to a line item set forth on such Schedule but not utilized on account of such line item may be reallocated to be utilized with respect to the other line items set forth on such Schedule or on Schedule 6.3(i), 6.7(c) or 6.7(p) in an aggregate amount not to exceed $75,000,000 in any fiscal year of the Borrower; provided further that amounts allocated to a line

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item set forth on such Schedule for fiscal year 2007 but not utilized on account of such line item in fiscal year 2007 may be carried over for utilization for such line item in fiscal year 2008;

(p)           Investments in any Subsidiary (whether directly or indirectly through any other Subsidiary of the Borrower) set forth on Schedule 6.7(p) for the purposes and up to the amount for each such Investment described on such Schedule; provided that amounts allocated to a line item set forth on such Schedule but not utilized on account of such line item may be reallocated to be utilized with respect to the other line items set forth on such Schedule or on Schedule 6.3(i), 6.7(c) or 6.7(o) in an aggregate amount not to exceed $75,000,000 in any fiscal year of the Borrower; provided further that amounts allocated to a line item set forth on such Schedule for fiscal year 2007 but not utilized on account of such line item in fiscal year 2007 may be carried over for utilization for such line item in fiscal year 2008 (it being understood that any such Investment in one Subsidiary representing the same amount that is invested by such Subsidiary in another Subsidiary for such purposes shall not be “double counted” under this clause (p));

(q)          intercompany Investments by the Borrower in any Subsidiary of the Borrower or by any Subsidiary of the Borrower to another Subsidiary of the Borrower not to exceed the amount of Incremental Term Loans made to the Borrower pursuant to Section 2.33 or the amount described in clause (c) of the first sentence of Section 3.10, in each case for the purposes and subject to the requirement set forth therein (it being understood that any such Investment in one Subsidiary representing the same amount that is invested by such Subsidiary in another Subsidiary for such purposes shall not be “double counted” under this clause (q)); and

(r)           intercompany Investments made prior to the Closing Date that were permitted to be made under the Existing DIP Agreement, which Investments are (i) described on Schedule 6.7 to the Existing DIP Agreement or (ii) set forth on Schedule 6.7(r) annexed hereto.

6.8.  Transactions with Affiliates.  Sell or transfer any property or assets to, or otherwise engage in any other transactions with, any of its Affiliates, except that (i) any Loan Party may engage in transactions with any other Loan Party, (ii) any Global Entity that is not a Credit Party may engage in transactions with any other Global Entity that is not a Credit Party, (iii) any Credit Party may engage in (A) transactions set forth on Schedule 6.8 and (B) any transaction which is otherwise expressly permitted under this Agreement or otherwise in the ordinary course of business at prices and on terms and conditions not less favorable to such Credit Party than could be obtained in a comparable arm’s-length transaction from unrelated third parties and (iv) any Material Subsidiary that is not a Loan Party may engage in transactions with any other Material Subsidiary that is not a Loan Party.

6.9.  Lines of Business.  Engage to any substantial extent in any line or lines of business activity other than (i) businesses of the type as those in which the Credit Parties are engaged on the Closing Date or which are related thereto and (ii) as required by the Bankruptcy Code, or modify or alter in any material manner the nature and type of the Credit Parties’ businesses, except (x) such modifications disclosed to the Administrative Agent or as required by the Bankruptcy Code and (y) for sales permitted under Section 6.5.

6.10.  Concentration Account.  (a) Fail to maintain a system of cash management that concentrates unrestricted cash in excess of $25,000,000 into the Concentration Account on a daily basis pursuant to arrangements reasonably satisfactory to the Collateral Agent, (b) fail to provide the Collateral Agent with an executed control or similar agreement relating to the Concentration Account and the investment account maintained by Borrower with Scudder Investments in form and substance reasonably acceptable to the Collateral Agent and the Borrower. All funds in the Concentration Account shall be invested by DB, as principal concentration bank, in overnight cash accounts or other money market funds

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as approved by the Collateral Agent. In connection with the maintenance of the foregoing, the Borrower shall seek the entry of appropriate Bankruptcy Court orders, reasonably satisfactory to the Administrative Agent and the Borrower, providing for the implementation of such cash management system. Subject to the DIP Refinancing Order, the Borrower may direct the transfer of available funds on deposit in the Concentration Account to its disbursement accounts and, subject to Sections 6.1 and 6.7, Subsidiaries of the Borrower; and (c) notwithstanding the preceding provisions of this Section 6.10 or the provisions of Section 6.18, (A) RockGen Energy LLC (“RockGen”) may maintain one or more segregated reserve accounts (collectively, the “RockGen Reserve Account”) (i) the only deposits into which shall be post-Petition Date revenues initially received by RockGen from operations in the ordinary course of business (including any such revenues which following their receipt may have been initially deposited into the Concentration Account) which RockGen is required or permitted to set aside as reserves under its existing or future agreements with its project lessors and such project lessors’ debtholders and/or their representatives and (ii) from which amounts may be withdrawn from time to time (whether or not a Default or Event of Default hereunder has occurred and is continuing) to satisfy capital and operating expenses and other obligations owed by RockGen to its project lessors and such project lessors’ debtholders and/or their representatives, (B) the RockGen Reserve Account and amounts deposited thereto shall not be subject to the cash management concentration requirements of this Section 6.10 or Section 6.18 and shall constitute “restricted cash” for purposes of such sections and (C) the lien and security interest of the Lenders, the Collateral Agent and the Administrative Agent in the RockGen Reserve Account and amounts deposited from time to time therein shall be junior to any lien and security interest in such account and such amounts that may exist from time to time in favor of RockGen's project lessors and project lenders. For the purposes of Section 6.10 and Section 6.18, cash distributed by the CalGen Parties in accordance with the CalGen Cash Collateral Stipulation and on deposit in the CalGen Cash Collateral Account shall constitute “restricted cash” and the lien and security interest of the Lenders, the Collateral Agent and the Administrative Agent in the CalGen Cash Collateral Account and the amounts distributed by the CalGen Parties in accordance with the CalGen Cash Collateral Stipulation and deposited from time to time therein shall be junior to the liens granted to the CalGen Parties therein pursuant to the CalGen Adequate Protection Stipulation.

6.11.  Chapter 11 Claims.  In respect of any Loan Party, incur, create, assume, suffer to exist or permit any other Superpriority Claim or Lien which is pari passu with or senior to the claims of the Collateral Agent, Administrative Agent and the Lenders granted pursuant to this Agreement, the Security and Pledge Agreement and the DIP Refinancing Order except for the Carve-Out and Permitted Liens (solely as to those Permitted Liens which are permitted under Section 6.2(p) or permitted under this Agreement to be pari passu with or senior to the Liens of the Collateral Agent) which, in accordance with the DIP Refinancing Order, are senior to such Liens and Liens granted on the CalGen Cash Collateral Account in favor of the CalGen Parties pursuant to the CalGen Adequate Protection Stipulation and Liens on cash deposits provided as collateral pursuant to the terms of the Trading Order.

6.12.  Reclamation Claims; Bankruptcy Code Section 546(g) Agreements.  (a) Make any payments or transfer any property on account of claims asserted by any vendors of any Loan Party for reclamation in accordance with Section 2-702 of the Uniform Commercial Code and Section 546(c)(1) of the Bankruptcy Code and are not otherwise entitled to administrative claim status under Section 503(b)(9) of the Bankruptcy Code or (b) enter into any agreements or file any motion seeking a Bankruptcy Court order for the return of property of any Loan Party to any vendor pursuant to Section 546(g) of the Bankruptcy Code in the aggregate for clauses (a) and (b) in excess of $12,000,000 in the aggregate.

6.13.  Capital Expenditures.  Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure of the Loan Parties in the ordinary course of business exceeding (i) $750,000,000 in fiscal year 2007 of the Borrower, (ii) $828,000,000 in fiscal year 2008 of the Borrower and (iii) $580,000,000 in fiscal year 2009 of the Borrower; provided that any such

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amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year. In addition, the Loan Parties shall be permitted to make the Capital Expenditures with Reinvestment Deferred Amounts to the extent permitted under Section 2.17(a), in each case without reducing the amount permitted for any fiscal year set forth in the immediately preceding sentence provided, that any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year.

6.14.  Use of Proceeds.  Use the proceeds of the Loans or the Letters of Credit for purposes other than those described in Section 3.10.

6.15.  Consolidated EBITDA.  Permit Consolidated EBITDA for the Global Entities for each rolling twelve (12) fiscal month period ending on the dates listed below to be less than the amount listed opposite such month:

Month	Global Entities EBITDA ($)
March 31, 2007	1,040,000,000
April 30, 2007	1,040,000,000
May 31, 2007	1,040,000,000
June 30, 2007	1,040,000,000
July 31, 2007	1,040,000,000
August 31, 2007	1,040,000,000
September 30, 2007	1,040,000,000
October 31, 2007	1,040,000,000
November 30, 2007	1,040,000,000
December 31, 2007	1,040,000,000
January 31, 2008	1,040,000,000
February 29, 2008	1,040,000,000
March 31, 2008	1,040,000,000
April 30, 2008	1,040,000,000
May 31, 2008	1,040,000,000
June 30, 2008	1,040,000,000
July 31, 2008	1,080,000,000
August 31, 2008	1,080,000,000
September 30, 2008	1,080,000,000
October 31, 2008	1,080,000,000
November 30, 2008	1,080,000,000
December 31, 2008	1,080,000,000
January 31, 2009	1,080,000,000
February 28, 2009	1,080,000,000
March 31, 2009	1,080,000,000

6.16.  Minimum Liquidity.  Permit Minimum Liquidity of the Loan Parties at the last day of each calendar month to be less than $250,000,000.

6.17.  Amendments to Documents.  Amend, supplement or modify, without the consent of the Administrative Agent, in any material manner adverse to the interest of the Lenders any material project financing documents to which a Material Subsidiary is a party.

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6.18.  Control Agreements.  Within 90 days following the Closing Date, fail to provide the Collateral Agent with executed control, blocked account or similar agreements relating to all accounts maintained by the Borrower with the Union Bank of California, in form and substance reasonably acceptable to the Collateral Agent. Any time upon 90 days’ written notice to the Borrower, the Collateral Agent may require the Borrower to maintain, and the Borrower shall not fail to maintain, a cash management system that concentrates all unrestricted cash of the Borrower and its Subsidiaries on a daily basis in the Concentration Account or such other accounts as are reasonably acceptable to the Collateral Agent, in each case pursuant to arrangements and documentation reasonably satisfactory to the Collateral Agent.

6.19.  Adequate Protection Payments.  Without the prior consent of the Required Lenders and the Administrative Agent, make any payments of adequate protection or otherwise with respect to any Calpine Second Lien Debt (as such term is defined in the Cash Collateral Order) other than the two Periodic Cash Payments (as such term is defined in the Cash Collateral Order) and other than the 2006 Adequate Protection Amount and the 2007 Adequate Protection Amount (as such terms are defined in the Agreed Order Further Modifying Order Authorizing Use of Cash Collateral and Granting Adequate Protection, entered by the Bankruptcy Court on or about December 28, 2006 (as entered on such date and as may be amended in a manner reasonably satisfactory to the Administrative Agent, the “Agreed Order”)), so long as (v) each such payment is made in accordance with the Agreed Order, (w) at the time of any such payment no Default or Event of Default has occurred and is continuing, (x) the aggregate amount of all such payments made in respect of the 2006 Adequate Protection Amount pursuant to the Agreed Order shall not exceed $100,300,000, (y) the proceeds of the Revolving Loans or Swingline Loans shall not be used to make any such payment and (z) immediately after giving effect to each such payment no Revolving Loans or Swingline Loans shall be outstanding.

SECTION 7

EVENTS OF DEFAULT

If one or more of the following events (herein called “Events of Default”) shall occur and be continuing:

(a)           The Borrower shall fail to (i) pay any principal under any Note or under this Agreement, including without limitation, pursuant to Section 2.17 hereof, when due in accordance with the terms thereof or hereof or to reimburse the Fronting Bank in accordance with Section 2.8(d) or (ii) pay any interest on any Note or under this Agreement, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)           Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement required to be furnished by a Loan Party at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c)           Any material provision of this Agreement (including without limitation, Section 9) or any other Loan Document shall cease to be valid and binding on the Loan Parties or cease to be in full force and effect, or any Credit Party shall so assert in any pleading filed in any court; or

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(d)           Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in Section 1.3, Section 5.4(a) (with respect to the Borrower), or Section 6 hereof or Section 5 of the Security and Pledge Agreement; or

(e)           Any Loan Party shall default in the observance or performance of any covenant or other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 7), and such default shall continue unremedied for a period of fifteen (15) days; or

(f)           Any Loan Party shall (i) default in any payment of principal of or interest on any post-Petition Date Indebtedness permitted under Section 6.1 (other than as provided in Section 7(a)), or in the payment of any post-Petition Date Guarantee Obligation permitted under Section 6.3, in either case in an outstanding principal amount in excess of $10,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such post-Petition Date Indebtedness or post-Petition Date Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such Guarantee Obligation or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries to cause, with the giving of notice if required (but after the expiration of all grace periods applicable thereto), such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, provided, however, this clause (ii) shall not apply to Indebtedness that becomes due solely as a result of the voluntary sale or transfer of property or assets to the extent such sale or transfer is permitted by the terms of such Indebtedness; or

(g)           Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code (except a dismissal of the Cases of Towantic Energy, LLC and CPN Oxford, Inc. substantially contemporaneously with the sale permitted under Section 6.5(o), a dismissal of the Case of Skipanon Natural Gas LLC substantially contemporaneously with the sale permitted under Section 6.5(p) or any dismissal of a Case substantially contemporaneously with a wind-up, liquidation, dissolution or a Disposition permitted under Sections 6.4 or 6.5); or

(h)           (i)  An order of the Bankruptcy Court (other than (x) the CalGen Adequate Protection Stipulation with respect to the Lien granted to the CalGen Parties therein on the CalGen Cash Collateral Account and (y) the orders with respect to Liens permitted under Section 6.2(p)), shall be entered granting another Superpriority Claim or Lien pari passu with or senior to that granted to the Lenders and the Collateral Agent pursuant to this Agreement and the DIP Refinancing Order; or (ii) an order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of ten (10) days, vacating or otherwise amending, supplementing or modifying the DIP Refinancing Order without the written consent of the Administrative Agent; (iii) an order of a court of competent jurisdiction shall be entered terminating the use of Cash Collateral by the Borrower or any Material Subsidiary; or (iv) an order of the Bankruptcy Court shall be entered under Section 1106(b) of the Bankruptcy Code in any of the Cases appointing a trustee, a responsible officer or an examiner having enlarged powers relating to the operation of the business of the Loan Parties (i.e., powers beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) and such order shall not be reversed or vacated within thirty (30) days after the entry thereof; or

(i)            Any Global Entity shall make any payments (including any adequate protection payments) relating to pre-Petition Date obligations or interests, in each case of any Loan Party, other than (i) as permitted under the DIP Refinancing Order; (ii) in respect of accrued payroll and related expenses and employee benefits as of the Petition Date; (iii) in accordance with, and to the extent authorized by,

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orders reasonably satisfactory to the Administrative Agent; (iv) as otherwise permitted under this Agreement (including without limitation, payments contemplated by Sections 2.33 and 3.10); (v) paying dividends pursuant to the Preferred Equity Documents as in effect on the Petition Date at any time after Calpine CCFC Holdings, Inc. and its Subsidiaries (including without limitation, CCFC Preferred Holdings LLC and its Subsidiaries) have become Debtors and Loan Parties in accordance with Section 5.11(b) and have otherwise complied with the provisions thereof and so long as no Default or Event of Default shall have occurred and is continuing; (vi) payments by a Global Entity that is not a Debtor in respect of prepetition obligations of a Debtor for services and materials that were used solely in the construction or maintenance of a project that is not a Debtor and such payment is necessary to avoid the incurrence of a statutory lien against such project; and (vii) payments in respect of prepetition obligations of a Debtor by a Global Entity that is not a Debtor for common facilities or services to the extent necessary to ensure that such common facilities or services remain available to such Global Entity and such Debtor; or

(j)            Except in respect of the transactions permitted under Section 6.5(a)(iii) or as permitted under paragraph 2(g) of the Order Authorizing and Approving Settlement Procedures For Settling Certain Claims and Causes of Action Brought by or Against the Debtors in a Judicial, Administrative, Arbitral or Other Action or Proceeding [Docket No. 2469], the entry of an order or stipulation granting relief from the automatic stay (other than the order granting relief requested in the motion referred to in clause (ii) of the definition of Otay Mesa Motion that permits the exercise of remedies against the OMEC Equity (as defined in the Otay Mesa Motion)) without the affirmative consent of the Administrative Agent so as to allow a third party to proceed against any property of any Loan Party which has a value in excess of $10,000,000 in the aggregate; or

(k)           The filing of any pleading by any Global Entity seeking, or otherwise consenting to, any of the matters set forth in paragraphs (g), (h) or (i) above in this Section 7; or

(l)            (i) One or more judgments or decrees required to be satisfied as an administrative expense claim (other than an administrative expense claim granted (in favor of the debtors in the bankruptcy proceedings of the Borrower’s Canadian Subsidiaries) pursuant to the order granting the relief requested in the Greenfield Interim Resolution Motion) shall be entered after the Petition Date against any Credit Party involving in the aggregate a liability (to the extent not paid or fully covered by insurance) of $10,000,000 or more and all such judgments or decrees shall not have been vacated, stayed or bonded pending appeal within the time required by the terms of such judgment or applicable law (except any such judgment or decree in respect of the CalGen Makewhole Payment shall not be counted as a judgment or decree for purposes of this clause (l)); or (ii) there shall be rendered against any Loan Party a non-monetary judgment with respect to a post-Petition Date event which causes or would reasonably be expected to cause a Material Adverse Effect; or

(m)         It shall be determined (whether by the Bankruptcy Court or by any other judicial or administrative forum) that any Credit Party is liable for the payment of claims arising out of any failure to comply (or to have complied) with applicable Environmental Laws or regulations the payment of which could reasonably be expected to have a Material Adverse Effect; or

(n)           Any proceeding shall be commenced by any Loan Party seeking, or otherwise consenting to, (i) the invalidation, subordination or challenging in any respect the Superpriority Claims and Liens granted to secure the Obligations or (ii) any relief under Section 506(c) of the Bankruptcy Code with respect to any Collateral; or

(o)           (i) Any Loan Party files a Reorganization Plan with the Bankruptcy Court or (ii) a disclosure statement with respect to a Reorganization Plan for any Material Subsidiary that is a

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Debtor (or for any Debtor that is not a Material Subsidiary without the prior consent of the Administrative Agent) is filed with the Bankruptcy Court by any Person and is approved by the Bankruptcy Court, in either case where such Reorganization Plan does not provide for (x) the indefeasible payment in full in cash of the Obligations on the effective date of such Reorganization Plan or (y) the assumption of the Obligations by the reorganized Debtors in accordance with Section 2.32; provided that it shall not be an Event of Default under this paragraph (o) if (1) a Non-Bankrupt Subsidiary files a Reorganization Plan with the Bankruptcy Court, (2) a disclosure statement with respect to a Reorganization Plan for a Non-Bankrupt Subsidiary is filed with the Bankruptcy Court and is approved by the Bankruptcy Court or (3) a Non-Bankrupt Subsidiary emerges from its Case pursuant to a confirmed Reorganization Plan, in each case which Reorganization Plan does not satisfy the requirements of clauses (x) or (y) above, so long as (A) such Non-Bankrupt Subsidiary, together with all other such Non-Bankrupt Subsidiaries, shall not have, as at the end of the most recent fiscal year of the Borrower prior to such filing, (i) accounted for more than 2.5% of the consolidated revenues of the Borrower and its Subsidiaries in the aggregate or (ii) owned more than 2.5% of the consolidated assets of the Borrower and its Subsidiaries in the aggregate and (B) after such emergence such Non-Bankrupt Subsidiary shall comply with all provisions of Section 6 and shall be considered a Non-Loan Party for all purposes thereunder (and any failure to so comply shall be an Event of Default hereunder); or

(p)           (i) A default, event of default, acceleration event or similar event shall have occurred and be continuing under any project financing documentation of any Material Subsidiary, the lenders thereunder shall have taken foreclosure or acceleration action in respect thereof (including without limitation, any interruption of distributions to any Credit Party, and such foreclosure or acceleration action remains unstayed for a period of fifteen (15) days (or such Material Subsidiary shall not, within such fifteen (15) days, have become a Debtor and a Loan Party in accordance with Section 5.11(b) and otherwise complied with the provisions thereof) or (ii) a “Voting Rights Trigger Event”, default, event of default or similar event shall have occurred under the Preferred Equity Documents except to the extent that (x) any such “Voting Rights Trigger Event” occurred solely as a result of the commencement of the Cases and has been stayed and not exercised or (y) any such “Voting Rights Trigger Event”, default, event of default or similar event has not resulted in a change of control or similar event at CCFC Preferred Holdings, LLC or any of its Subsidiaries or in a foreclosure or acceleration action by lenders of Indebtedness of CCFC Preferred Holdings, LLC or any of its Subsidiaries; or

(q)           (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Global Entity or any Commonly Controlled Entity; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (v) any Global Entity or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or ERISA Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(r)	There shall occur a Change of Control;

then, and in every such event and at any time thereafter during the continuance of such event, and without further order of or application to the Bankruptcy Court, the Administrative Agent may, and, at the request

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of the Required Lenders, the Administrative Agent or the Collateral Agent (subject to the terms of the Security and Pledge Agreement), shall, by notice to the Borrower (with a copy to counsel for any statutory committee appointed in the Cases and to the United States Trustee for the Southern District of New York), take one or more of the following actions, at the same or different times; provided that (a) with respect to clause (iv) below and the enforcement of Liens or other remedies with respect to the Collateral under clause (v) below, the Collateral Agent shall provide the Borrower (with a copy to counsel for any statutory committee appointed in the Cases and to the United States Trustee for the Southern District of New York) with five (5) Business Days’ written notice prior to taking the action contemplated thereby: (i) terminate forthwith the Revolving Commitments; (ii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans, any Letter of Credit Outstandings constituting then drawn and unreimbursed Letters of Credit, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Loan Parties upon demand to forthwith deposit in the L/C Cash Collateral Account cash in an amount such that the aggregate amount on deposit in the L/C Cash Collateral Account is equal to 105% of the face amount of each outstanding and undrawn Letter of Credit and, to the extent the Borrower shall fail to furnish such funds as demanded by the Collateral Agent, the Collateral Agent shall be authorized to debit the accounts of the Loan Parties maintained with the Collateral Agent in such amount for the deposit of such amounts in the L/C Cash Collateral Account; (iv) subject to the DIP Refinancing Order, set-off amounts in the L/C Cash Collateral Account, the Concentration Account or any other accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties hereunder and under the other Loan Documents in accordance with the Security and Pledge Agreement; and (v) exercise, subject to the DIP Refinancing Order, any and all remedies under this Agreement, the Security and Pledge Agreement, the DIP Refinancing Order, and applicable law available to the Administrative Agent, the Collateral Agent and the Lenders.

SECTION 8

THE AGENTS

8.1.  Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender hereby irrevocably designates and appoints the Collateral Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, none of the Administrative Agent and the Collateral Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against such Agent.

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8.2.  Delegation of Duties.  (a) Each of the Administrative Agent and the Collateral Agent may execute any of their duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. None of the Administrative Agent and the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

(b)           It is acknowledged and agreed that GE Capital shall act as Sub-Agent of the Administrative Agent with respect to the administration of the Revolving Facility, the making of Revolving Loans and Swingline Loans, the issuance and administration of Letters of Credit and the performance of such other functions of the Administrative Agent under the Revolving Facility that are reasonably related thereto, including, without limitation, the administration of, assignments of (including the giving or withholding of consents with respect thereto), and the maintenance of the Register for, the Revolving Facility, the Swingline Loans, the Letters of Credit and the Revolving Loans. Accordingly, for (x) all purposes of this Section 8 and Section 10.5, (y) for the purpose of Section 10.6 (as it pertains to assignments and participations of the Revolving Commitment and/or Revolving Loans, including the giving or withholding of consents with respect thereto except with respect to arrangements between CS and an Eligible Assignee in connection with the syndication process) and (z) Section 15(g) of the Security and Pledge Agreement, references to the “Administrative Agent” shall be deemed to include the Sub-Agent.

8.3.  Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

8.4.  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts reasonably selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Administrative Agent shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required

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Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders or all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5.  Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement or any other Loan Document, the Majority Facility Lenders or all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Administrative Agent shall deem advisable in the best interests of the Lenders.

8.6.  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7.  Indemnification.  The Lenders agree to indemnify the Agents in their capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs,

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expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8.  Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9.  Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as an Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as an Administrative Agent by the date that is ten (10) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s resignation, the provisions of this Section 8 and Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

8.10.  The Syndication Agents and the Documentation Agents.  The Syndication Agents and the Documentation Agents shall not have any duties or responsibilities hereunder in its capacity as such or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agents and the Documentation Agents.

8.11.  Collateral Security.  The Collateral Agent will hold, administer and manage any Collateral pledged from time to time hereunder either in its own name or as Collateral Agent, but each Lender shall hold a direct, undivided pro-rata beneficial interest therein, on the basis of its proportionate interest in the secured obligations, by reason of and as evidenced by this Agreement and the other Loan Documents, subject to the priority of payments referenced in Section 15(g) of the Security and Pledge Agreement.

8.12.  Enforcement by the Administrative Agent.  All rights of action under this Agreement and under the Notes and all rights to the Collateral hereunder may be enforced by the Administrative Agent and the Collateral Agent and any suit or proceeding instituted by the Administrative Agent or the Collateral Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent or Collateral Agent without the necessity of joining as plaintiffs or defendants any other Lenders, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of the Administrative Agent and the Collateral Agent.

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SECTION 9

GUARANTEE

9.1.  Guarantee.

(a)           Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent, the Administrative Agent, for the ratable benefit of the Lenders and their respective successors, indorsees, transferees and assigns permitted hereunder, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)           Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor under this Section 9.1 and under the other Loan Documents shall in no event exceed the amount which is permitted under applicable federal and state laws relating to the insolvency of debtors.

(c)           Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 9 or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(d)           The guarantee contained in this Section 9 shall remain in full force and effect until all the Obligations and the obligations of each Guarantor under the guarantee contained in this Section 9 shall have been satisfied by payment in full (other than contingent indemnification obligations which have not been asserted), no Letter of Credit shall be outstanding and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Obligations.

(e)           No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than contingent indemnification obligations which have not been asserted), no Letter of Credit shall be outstanding and the Commitments are terminated.

9.2.  Right of Contribution.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.3. The provisions of this Section 9.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

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9.3.  No Subrogation.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

9.4.  Amendments, etc. with respect to the Obligations.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection herewith or therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for the guarantee contained in this Section 9 or any property subject thereto.

9.5.  Guarantee Absolute and Unconditional.  Each Guarantor waives to the extent permitted by law any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Section 9 or acceptance of the guarantee contained in this Section 9; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 9; and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 9. Each Guarantor waives to the extent permitted by law diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 9 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any Lender, or (c) any other

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circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Guarantor under the guarantee contained in this Section 9, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

9.6.  Reinstatement.  The guarantee contained in this Section 9 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Loan Party or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.7.  Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at its Funding Office.

SECTION 10

MISCELLANEOUS

10.1.  Amendments and Waivers.

(a)           None of this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (I) enter into with the Loan Parties written amendments, supplements or modifications hereto, to the Notes and to the other Loan Documents for the purpose of adding any provisions to this Agreement, the Notes or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (II) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) reduce the amount or extend the scheduled date of any amortization payment or maturity of any Loan or other Extension of Credit or Note, or the date for payment of any reimbursement obligations in respect of Letters of Credit or reduce the stated rate of any interest or fee payable hereunder (provided, however, that only the consent of the Required Lenders shall be necessary for the waiver of payment of default interest) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, or modify the Superpriority Claim status of the Lenders in respect of any

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Extensions of Credit, in each case without the consent of each Lender directly affected thereby (it being understood that a waiver of any Event of Default or Default shall not be deemed to be an increase in the amount of any Lender’s Commitments), (B) without the written consent of the Swingline Lender, amend, modify or waive any provision of Section 2.6 or 2.7; (C) without the consent of all the Lenders, (i) amend, modify or waive any provision of this Section 10.1 or any other provision of any Section hereof expressly requiring the consent of all the Lenders, (ii) reduce the percentage specified in or otherwise change the definition of Required Lenders and Supermajority Lenders or Majority Facility Lenders, (iii) release all or substantially all of the Collateral for the Obligations, release all or substantially all of the Guarantors or release the Superpriority Claim of the Administrative Agent, the Collateral Agent and the Lenders in respect of all or substantially all of the Debtors or (iv) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, (D) without the consent of the Majority Facility Lenders under the Revolving Facility, waive the condition precedent set forth in Section 4.2(c), (E) amend, modify or waive any provision of Section 2.20 or Section 15(g) of the Security and Pledge Agreement without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby, (F) amend, modify or waive any provision of (i) Sections 2.8 through 2.10 without the consent of the Fronting Bank or (ii) Section 8 or any other provision of this Agreement or the other Loan Documents which affects, the rights, duties or obligations of the Administrative Agent (including the Sub-Agent) without the written consent of the Administrative Agent (including the Sub-Agent, solely to the extent any such action would have the effect of amending the rights, duties or obligations of the Sub-Agent, in its capacity as such), (G) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility and (H) require consent of any Person to an Incremental Commitment Supplement or other amendment to this Agreement made pursuant to Section 2.33 other than the Borrower, the Guarantors, each Lender agreeing to provide a commitment to such Incremental Term Loans, each New Lender with respect thereto and the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to have not occurred or to be cured and not continuing, as the parties may agree; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such amendment, supplement or modification of this Agreement shall amend, supplement or modify the Exit Facility Agreement as may be mutually agreed by the Administrative Agent and the Borrower without further action by any other party hereto.

(b)           Notwithstanding anything to the contrary contained in Section 10.1(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and/or each Lender directly affected thereby and such modification or amendment is agreed to by the Supermajority Lenders, then with the consent of the Borrower and the Supermajority Lenders, the Borrower and the Supermajority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, the “Minority Banks”) to provide for (w) the termination of the Commitment of each of the Minority Banks, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Supermajority Lenders with consent of such Lender, so that the Total Commitment after giving effect to such amendment shall be in the same amount as the Total Commitment immediately before giving effect to such amendment, (y) if any Loans or other Extensions of Credit are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Supermajority Lender or Lenders, as the case may be, as may be

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necessary to repay in full the outstanding Obligations of the Minority Banks immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate.

10.2.  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received, addressed as follows in the case of the Loan Parties and the Administrative Agent, and as set forth in the administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower and the Guarantors:	Calpine Corporation

50 West San Fernando Street

San Jose, CA 95113

Attention:  Chief Financial Officer

Telecopier No.:  408-995-0505

with copies (which shall not constitute notice) to:

50 West San Fernando Street

San Jose, CA 95113bber

Attention:  General Counsel

Telecopier No.:  408-995-0505

Kirkland & Ellis LLP

Citigroup Center

153 East 53rd Street

New York, NY 10022

Attention:  Rick Cieri, Esq.

Telecopier No.:  212-446-4900

The Administrative Agent:	Credit Suisse

Eleven Madison Avenue

New York, NY 10010

Attention:  James Moran

Telecopier No.:  212-743-1878

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with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:  Peter V. Pantaleo, Esq.

Telecopier No.:  212-455-2502

The Sub-Agent, Fronting Bank

and Swingline Lender:	General Electric Capital Corporation

6130 Stoneridge Mall Road

Pleasanton, CA 94588-3279

Attention:  Lawrence Ridgway

Telecopier No.: 925-730-6496

10.3.  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4.  Survival of Representations and Warranties.  All representations and warranties made herein and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

10.5.  Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each Lender for all its out-of-pocket costs and expenses reasonably incurred in connection with the development, preparation and execution of, any amendment, supplement or modification to this Agreement, the Notes, the other Loan Documents, the DIP Refinancing Order and any other documents prepared in connection herewith or therewith, in the case of the Administrative Agent and the Collateral Agent, the consummation and administration of the transactions contemplated hereby and thereby, and the reasonable fees and disbursements of counsel to the Administrative Agent and the Collateral Agent and professionals engaged by the Administrative Agent and the Collateral Agent, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its costs and expenses reasonably incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents, the DIP Refinancing Order and any such other documents following the occurrence and during the continuance of a Default or an Event of Default, including without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, the Collateral Agent and each Lender and professionals engaged by the Administrative Agent, the Collateral Agent and the Lenders, (c) to pay, and indemnify and hold harmless each Lender, each Joint Lead Arranger, the Collateral Agent and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents, the DIP Refinancing Order and any such other documents, (d) to pay all the actual and reasonable out-of-pocket expenses of the Administrative Agent related to this Agreement, the other Loan Documents, the

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DIP Refinancing Order, the Loans or the Letters of Credit in connection with the Cases (including without limitation, the on-going monitoring by the Administrative Agent of the Cases, including attendance by the Administrative Agent and counsel at hearings or other proceedings and the on-going review of documents filed with the Bankruptcy Court) and (e) to pay, and indemnify and hold harmless each Lender, each Joint Lead Arranger, the Collateral Agent, the Administrative Agent and each of their respective directors, officers, employees and agents (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance, preservation of rights and administration of this Agreement, the Notes, the other Loan Documents, the DIP Refinancing Order or the use of the proceeds of the Extensions of Credit, including without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Loan Parties or any of their respective properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (e), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to indemnified liabilities determined by the final judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s affiliates or any of such Indemnitee’s (or such affiliates’) directors, officers, employees or agents; provided, further, that the Borrower shall in no event be responsible for punitive damages pursuant to this Section 10.5 except such punitive damages required to be paid by any indemnified party in respect of any indemnified liabilities. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder. To the extent permitted by applicable law, no Loan Party nor any of their respective Subsidiaries shall assert, and each Loan Party hereby waives, on behalf of itself and its Subsidiaries, any claim against each Lender, each Joint Lead Arranger, each Agent and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees, on behalf of themselves and each of their respective Subsidiaries, not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.6.  Successors and Assigns; Participations; Purchasing Lenders.

(a)           This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Lenders, the Administrative Agent, the Fronting Bank, all future holders of the Notes and their respective successors and assigns, except that neither the Borrower nor any Guarantor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)           Any Lender may, without notice to or consent of the Administrative Agent and the Borrower, in the ordinary course of its lending business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this

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Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. No Lender shall grant any participation under which the Participant shall have the right to require such Lender to take or omit to take any action hereunder or approve any amendment to or waiver of this Agreement or the Notes or any other Loan Document, except to the extent such amendment or waiver would:  (i) extend the final maturity date of, or extend any date for payment of any principal, interest or fees applicable to, the Loans, Letters of Credit or Commitments in which such Participant is participating, (ii) reduce the interest rate or the amount of principal or fees applicable to the Loans or the Letters of Credit in which such Participant is participating or (iii) release any Lien granted pursuant to Section 2.28 hereof and the DIP Refinancing Order (or the Final DIP Refinancing Order, as applicable) on all or substantially all of the Collateral. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.21, 2.22 and 2.23 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; and provided that the Participant and the transferor Lender shall not be entitled to receive in the aggregate any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender may, in the ordinary course of its business of making or investing in loans and in accordance with applicable law, at any time sell to any Lender or to one or more Eligible Assignees (each a “Purchasing Lender”) all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Purchasing Lender, such transferor Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) other than in the case of a sale to a Purchasing Lender that is an Affiliate of the transferor Lender or to another Lender, or to an Affiliate or Related Fund of any Lender (collectively, a “Related Party Transfer”), the consent of the Administrative Agent shall be required (which consent shall not be unreasonably withheld or delayed), (ii) if such Purchasing Lender is not then a Lender, such sale must be to either (A) a commercial bank having total assets in excess of $5,000,000,000, (B) a finance company, insurance company or other financial institution or fund which is regularly engaged in the making of, purchasing or investing in, loans and having total assets in excess of $100,000,000 or (C) such other Person approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) (each, an “Eligible Assignee”), (iii) unless such sale is to another Lender, Related Fund or Affiliate of any Lender, or involves less than all of the transferor Lender’s rights and obligations under this Agreement, (A) the amount of the rights and obligations so sold shall, unless otherwise agreed to in writing by the Administrative Agent, not be less than $1,000,000 and (B) after giving effect to such assignment, the Commitment of each of the transferor Lender and the transferee Lender shall be at least $1,000,000, or such lesser amount agreed to by the Administrative Agent, (iv) in the case of any sale under the Revolving Facility, the consent of the Fronting Bank and the Swingline Lender shall be required and (v) and in any case, the sale is not to an entity which is restricted from making future advances under a revolving credit facility if the sale is under the Revolving Facility or in any case, to an entity that has filed for relief under the Bankruptcy Code or that is a financially distressed company. Upon such execution, delivery, acceptance and recording of an Assignment and Acceptance, from and after the effective date of such transfer determined pursuant to and as defined in such

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Assignment and Acceptance, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of a Assignment and Acceptance covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance shall be deemed to amend this Agreement (including Schedule 1.1A hereof) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentage and Commitment of each of the transferor Lender and the Purchasing Lender arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Notes. To the extent requested in writing by the transferor Lender or the Purchasing Lender on or prior to the effective date of such transfer determined pursuant to such Assignment and Acceptance, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the Note of the transferor Lender a new Note to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the transferor Lender has retained a Commitment hereunder, a new Note to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. To the extent the transferor Lender requested a Note, the Note surrendered by the transferor Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(d)           The Administrative Agent, acting on behalf of the Borrower, shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Any assignment of any Loan whether or not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Purchasing Lender and the old Notes shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

(e)           Upon its receipt of an Assignment and Acceptance executed (executed via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually)), by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, by the Administrative Agent, the Fronting Bank, the Swingline Lender and the Borrower to the extent required under paragraph (c) above) together with payment to the Administrative Agent of a recordation and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance, (ii) on the effective date of such transfer determined pursuant thereto record the information contained therein in the Register and (iii) give notice of such acceptance and recordation to the transferor Lender, the Purchasing Lender and the Borrower.

(f)           Subject to Section 10.14, the Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee (in each case

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which agrees to comply with the provisions of Section 10.14 hereof) any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or any other Loan Document or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)           Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its Notes or any other instrument evidencing its rights as a Lender under this Agreement to any trustee for, or any other representative of, holders of obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 10.6 concerning assignments.

10.7.  Adjustments; Set-off.

(a)           Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Aggregate Outstandings of Revolving Extensions of Credit or First Priority Term Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such Extensions of Credit or Loans as it pertains to such other Lender’s Aggregate Outstandings of Revolving Extensions of Credit or First Priority Term Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or the Letter of Credit Outstandings owing to it, or shall provide such other Lenders with the benefits of any such payment or collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such payment or collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Subject to (i) the Carve-Out, (ii) the DIP Refinancing Order and (iii) the giving of the notice as described Section 7, notwithstanding the provisions of Section 362 of the Bankruptcy Code and any other rights and remedies of the Lenders provided by law, each Lender shall have the right upon the occurrence and during the continuance of an Event of Default to set-off and apply against the Obligations, whether matured or unmatured, of the Loan Parties under this Agreement, the Notes or any other Loan Document, any amount owing from such Lender to any Loan Party at any time following the occurrence and during the continuance of any Event of Default subject in each case to Section 7 of this Agreement.

10.8.  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission of a pdf file shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

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10.9.  Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10.  Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11.  GOVERNING LAW.  THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

10.12.  Submission To Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from) jurisdiction, to the non-exclusive general jurisdiction of any State or Federal court of competent jurisdiction sitting in New York County, New York;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and

(f)           waives trial by jury in any legal action or proceeding referred to in this Section and any counterclaim therein.

10.13.  Absence of Prejudice to the Lenders with Respect to Matters Before the Bankruptcy Court. Each Loan Party acknowledges that the Bankruptcy Code and Federal Rules of

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Bankruptcy Procedure require it to seek Bankruptcy Court authorization for certain matters that may also be addressed in this Agreement. No Loan Party will without the express consent of the Administrative Agent (a) mention in any pleading or argument before the Bankruptcy Court in support of, or in any way relating to, a position that Bankruptcy Court authorization should be granted on the ground that such authorization is permitted by this Agreement (unless a Person opposing any such pleading or argument relies on this Agreement to assert or question the propriety of such) or (b) in any way attempt to support a position before the Bankruptcy Court based on the provisions of this Agreement. The Administrative Agent or any Lender shall be free to bring, oppose or support any matter before the Bankruptcy Court no matter how treated in this Agreement.

10.14.  Confidentiality.  Each Agent, each Joint Lead Arranger and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement; provided that nothing herein shall prevent any Agent, any Joint Lead Arranger or any Lender from disclosing any such information (a) to the Administrative Agent, the Sub-Agent, the Fronting Bank, or any other Lender, (b) to any Transferee or prospective Transferee which agrees to comply with provisions no less restrictive than this subsection, (c) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors who are bound by this or other confidentiality provisions (including professional ethics), (d) upon the request or demand, or in accordance with the requirements (including reporting requirements), of any Governmental Authority having jurisdiction over such Lender, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (e) in response to any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law or other legal process, provided that such Lender shall use commercially reasonable efforts to notify the applicable Loan Party of such disclosure, (f) which has been publicly disclosed other than in breach of this Agreement, (g) in connection with the exercise of any remedy under any Loan Document to the extent disclosure is material to such claim or exercise of remedies, (h) which was available to the Administrative Agent or such Lender prior to its disclosure to the Administrative Agent or such Lender, as the case may be, by such Loan Party or (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 10.14.

10.15.  U.S.A. Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Patriot Act.

10.16.  Judgment Currency.  The Obligations of the Borrower and any other Loan Party in respect of any sum due to the Fronting Bank hereunder, or under or in respect of any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum was originally denominated (the “Original Currency”), be discharged only to the extent that on the Business Day following receipt by the Fronting Bank of any sum adjudged to be so due in the Judgment Currency, the Fronting Bank, in accordance with normal banking procedures, purchases the Original Currency with the Judgment Currency. If the amount of Original Currency so purchased is less than the sum originally due to the Fronting Bank, the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify the Fronting Bank against such loss, and if the amount of Original Currency so purchased exceeds the sum originally due to the Fronting Bank, the Fronting Bank agrees to remit any excess to the applicable Loan Party. If, for the purpose of obtaining

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judgment in any court, it is necessary to convert a sum due under any Loan Document in another currency into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Fronting Bank could purchase such other currency with Dollars, in New York, at the close of business on the Business Day immediately preceding the day on which final judgment is given, together with any premiums and costs of exchange payable in connection with such purchase.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and the year first above written.

BORROWER:

CALPINE CORPORATION

By:	/s/ Robert E. Fishman
Name: Robert E. Fishman
Title: Executive Vice President

GUARANTORS:

AMELIA ENERGY CENTER, LP

ANTELOPE ENERGY CENTER, LLC (f/k/a “INLAND

EMPIRE PEAKER ENERGY CENTER, LLC”, f/k/a

“PHIPPS BEND ENERGY CENTER, LLC”)

ANACAPA LAND COMPANY, LLC

ANDERSON SPRINGS ENERGY COMPANY

ANDROSCOGGIN ENERGY, INC.

AUBURNDALE PEAKER ENERGY CENTER, LLC

AUGUSTA DEVELOPMENT COMPANY, LLC

AVIATION FUNDING CORP.

BAYTOWN ENERGY CENTER, LP

BAYTOWN POWER GP, LLC

BAYTOWN POWER, LP

BELLINGHAM COGEN, INC.

BETHPAGE FUEL MANAGEMENT INC.

BLUE HERON ENERGY CENTER, LLC

BLUE SPRUCE HOLDINGS, LLC

BROAD RIVER ENERGY LLC

BROAD RIVER HOLDINGS, LLC

CALGEN EQUIPMENT FINANCE COMPANY, LLC

CALGEN EQUIPMENT FINANCE HOLDINGS, LLC

CALGEN EXPANSION COMPANY, LLC

CALGEN FINANCE CORPORATION

CALGEN PROJECT EQUIPMENT FINANCE COMPANY

ONE, LLC

CALGEN PROJECT EQUIPMENT FINANCE COMPANY

THREE, LLC

CALGEN PROJECT EQUIPMENT FINANCE COMPANY

TWO, LLC

CALPINE ACADIA HOLDINGS, LLC

CALPINE ADMINISTRATIVE SERVICES COMPANY, INC.

CALPINE AGNEWS, INC.

CALPINE AMELIA ENERGY CENTER GP, LLC

CALPINE AMELIA ENERGY CENTER LP, LLC

CALPINE AUBURNDALE HOLDINGS, LLC

CALPINE BAYTOWN ENERGY CENTER GP, LLC

CALPINE BAYTOWN ENERGY CENTER LP, LLC

CALPINE BETHPAGE 3 PIPELINE CONSTRUCTION

COMPANY, INC.

CALPINE BETHPAGE 3, LLC

CALPINE C*POWER, INC.

CALPINE CALGEN HOLDINGS, INC.

CALPINE CALIFORNIA DEVELOPMENT COMPANY, LLC

CALPINE CALIFORNIA ENERGY FINANCE, LLC

CALPINE CALIFORNIA EQUIPMENT FINANCE

COMPANY, LLC

CALPINE CALISTOGA HOLDINGS, LLC

CALPINE CAPITAL TRUST

CALPINE CAPITAL TRUST I

CALPINE CAPITAL TRUST II

CALPINE CAPITAL TRUST III

CALPINE CAPITAL TRUST IV

CALPINE CAPITAL TRUST V

CALPINE CENTRAL TEXAS GP, INC.

CALPINE CENTRAL, INC.

CALPINE CENTRAL, L.P.

CALPINE CENTRAL-TEXAS, INC.

CALPINE CHANNEL ENERGY CENTER GP, LLC

CALPINE CHANNEL ENERGY CENTER LP, LLC

CALPINE CLEAR LAKE ENERGY GP, LLC

CALPINE CLEAR LAKE ENERGY, LP

CALPINE COGENERATION CORPORATION

CALPINE CORPUS CHRISTI ENERGY GP, LLC

CALPINE CORPUS CHRISTI ENERGY, LP

CALPINE DECATUR PIPELINE, INC.

CALPINE DECATUR PIPELINE, L.P.

CALPINE DIGHTON, INC.

CALPINE EAST FUELS, INC.

CALPINE EASTERN CORPORATION

CALPINE ENERGY SERVICES HOLDINGS, INC.

CALPINE FINANCE COMPANY

CALPINE FREESTONE ENERGY GP, LLC

CALPINE FREESTONE ENERGY, LP

CALPINE FREESTONE, LLC

CALPINE FUELS CORPORATION

CALPINE GAS HOLDINGS, LLC

CALPINE GENERATING COMPANY, LLC

CALPINE GEYSERS COMPANY, L.P.

CALPINE GILROY 1, INC.

CALPINE GILROY 2, INC.

CALPINE GILROY COGEN, L.P.

CALPINE GLOBAL SERVICES COMPANY, INC.

CALPIRIE GORDONSVILLE GP HOLDINGS, LLC

CALPINE GORDONSVILLE LP HOLDINGS, LLC

CALPINE GORDONSVILLE, LLC

CALPINE GREENLEAF HOLDINGS, INC.

CALPINE GREENLEAF, INC.

CALPINE HIDALGO DESIGN, L.P.

CALPINE HIDALGO ENERGY CENTER, L.P.

CALPINE HIDALGO HOLDINGS, INC.

CALIPNE HIDALGO POWER GP, LLC

CALPINE HIDALGO POWER, LP

CALPINE HIDALGO, INC.

CALPINE INTERNATIONAL HOLDINGS, INC.

CALPINE INTERNATIONAL, LLC

CALPINE INVESTMENT HOLDINGS, LLC

CALPINE KENNEDY AIRPORT, INC.

CALPINE KENNEDY OPERATORS INC.

CALPINE KIA, INC.

CALPINE LEASING INC.

CALPINE LONG ISLAND, INC.

CALPINE LOST PINES OPERATIONS, INC.

CALPINE LOUISIANA PIPELINE COMPANY

CALPINE MAGIC VALLEY PIPELINE, INC.

CALPINE MONTEREY COGENERATION, INC.

CALPINE MVP, INC.

CALPINE NCTP GP, LLC

CALPINE NCTP, LP

CALPINE NORTHBROOK CORPORATION OF MAINE,

INC.

CALPINE NORTHBROOK ENERGY HOLDINGS, LLC

CALPINE NORTHBROOK ENERGY, LLC

CALPINE NORTHBROOK HOLDINGS CORPORATION

CALPINE NORTHBROOK INVESTORS, LLC

CALPINE NORTHBROOK PROJECT HOLDINGS, LLC

CALPINE NORTHBROOK SERVICES, LLC

CALPINE NORTHBROOK SOUTHCOAST INVESTORS,

LLC

CALPINE NTC, LP

CALPINE ONETA POWER I, LLC

CALPINE ONETA POWER II LLC

CALPINE ONETA POWER, L.P.

CALPINE OPERATIONS MANAGEMENT COMPANY, INC.

CALPINE PASTORIA HOLDINGS, LLC

CALPINE PHILADELPHIA, INC.

CALPINE PITTSBURG, LLC

CALPINE POWER COMPANY

CALPINE POWER EQUIPMENT LP

CALPINE POWER MANAGEMENT, INC.

CALPINE POWER MANAGEMENT, LP

CALPINE POWER, INC.

CALPINE POWERAMERICA, INC.

CALPINE POWERAMERICA - CA, LLC

CALPINE POWERAMERICA - CT, LLC

CALPINE POWERAMERICA - MA, LLC

CALPINE POWERAMERICA - ME, LLC

CALPINE POWERAMERICA - NH, LLC

CALPINE POWERAMERICA - NY, LLC

CALPINE POWERAMERICA - OR, LLC

CALPINE POWERAMERICA, LP

CALPINE PRODUCER SERVICES, L.P.

CALPINE PROJECT HOLDINGS, INC.

CALPINE PRYOR, INC.

CALPINE RUMFORD I, INC.

CALPINE RUMFORD, INC.

CALPINE SCHUYLKILL, INC.

CALPINE SISKIYOU GEOTHERMAL PARTNERS, L.P.

CALPINE SONORAN PIPELINE LLC

CALPINE STONY BROOK, INC.

CALPINE STONY BROOK OPERATORS, INC.

CALPINE STONY BROOK POWER MARKETING, LLC

CALPINE SUMAS, INC.

CALPINE TCCL HOLDINGS, INC.

CALPINE TEXAS PIPELINE GP, INC.

CALPINE TEXAS PIPELINE LP, INC.

CALPINE TEXAS PIPELINE, L.P.

CALPINE TIVERTON 1, INC.

CALPINE TIVERTON, INC.

CALPINE ULC I HOLDING, LLC

CALPINE UNIVERSITY POWER, INC.

CALPINE UNRESTRICTED FUNDING, LLC

CALPINE UNRESTRICTED HOLDINGS, LLC

CALPINE VAPOR, INC.

CARVILLE ENERGY LLC

CCFC DEVELOPMENT COMPANY, LLC

CCFC EQUIPMENT FINANCE COMPANY, LLC

CCFC PROJECT EQUIPMENT FINANCE COMPANY ONE,

LLC

CES GP, LLC

CGC DIGHTON, LLC

CHANNEL ENERGY CENTER, LP

CHANNEL POWER GP, LLC

CHANNEL POWER, LP

CLEAR LAKE COGENERATION LIMITED PARTNERSHIP

COGENAMERICA ASIA INC.

COGENAMERICA PARLIN SUPPLY CORP.

COLUMBIA ENERGY LLC

CORPUS CHRISTI COGENERATION L.P.

CPN 3RD TURBINE, INC.

CPN ACADIA, INC.

CPN BERKS GENERATION, INC.

CPN BERKS, LLC

CPN BETHPAGE 3RD TURBINE, INC.

CPN CASCADE, INC.

CPN CLEAR LAKE, INC.

CPN DECATUR PIPELINE, INC.

CPN ENERGY SERVICES LP, INC.

CPN ENERGY SERVICES GP, INC.

CPN FREESTONE, LLC

CPN FUNDING, INC.

CPN MORRIS, INC.

CPN OXFORD, INC.

CPN PIPELINE COMPANY

CPN PLEASANT HILL OPERATING, LLC

CPN PLEASANT HILL, LLC

CPN POWER SERVICES GP, LLC

CPN POWER SERVICES, LP

CPN PRYOR FUNDING CORPORATION

CPN TELEPHONE FLAT, INC.

DECATUR ENERGY CENTER, LLC

DEER PARK POWER GP, LLC

DEER PARK POWER, LP

DELTA ENERGY CENTER, LLC

DIGHTON POWER ASSOCIATES LIMITED PARTNERSHIP

EAST ALTAMONT ENERGY CENTER, LLC

FOND DU LAC ENERGY CENTER, LLC

FONTANA ENERGY CENTER, LLC

FREESTONE POWER GENERATION, LP

GEC BETHPAGE INC.

GEOTHERMAL ENERGY PARTNERS, LTD.

GEYSERS POWER COMPANY II, LLC

GEYSERS POWER COMPANY, LLC

GEYSERS POWER I COMPANY

GOLDENDALE ENERGY CENTER, LLC

HAMMOND ENERGY LLC

HILLABEE ENERGY CENTER, LLC

IDELWILD FUEL MANAGEMENT CORP.

JMC BETHPAGE, INC.

KIAC PARTNERS

LAKE WALES ENERGY CENTER, LLC

LAWRENCE ENERGY CENTER, LLC

LONE OAK ENERGY CENTER, LLC

LOS ESTEROS CRITICAL ENERGY FACILITY, LLC

LOS MEDANOS ENERGY CENTER LLC

MAGIC VALLEY GAS PIPELINE GP, LLC

MAGIC VALLEY GAS PIPELINE, LP

MAGIC VALLEY PIPELINE, L.P.

MEP PLEASANT HILL, LLC

MOAPA ENERGY CENTER, LLC

MOBILE ENERGY LLC

MODOC POWER, INC.

MORGAN ENERGY CENTER, LLC

MOUNT HOFFMAN GEOTHERMAL COMPANY, L.P.

MT. VERNON ENERGY LLC

NEWSOUTH ENERGY LLC

NISSEQUOGUE COGEN PARTNERS

NORTHWEST COGENERATION, INC.

NTC FIVE, INC.

NTC GP, LLC

NUECES BAY ENERGY LLC

O.L.S. ENERGY-AGNEWS, INC.

ODYSSEY LAND ACQUISITION COMPANY

PAJARO ENERGY CENTER, LLC

PASTORIA ENERGY CENTER, LLC

PASTORIA ENERGY FACILITY, L.L.C.

PHILADELPHIA BIOGAS SUPPLY, INC.

PINE BLUFF ENERGY, LLC

POWER INVESTORS, L.L.C.

QUINTANA CANADA HOLDINGS, LLC

RUMFORD POWER ASSOCIATES LIMITED

PARTNERSHIP

RUSSELL CITY ENERGY CENTER, LLC

SAN JOAQUIN VALLEY ENERGY CENTER, LLC

SILVERADO GEOTHERMAL RESOURCES, INC.

SOUTH POINT ENERGY CENTER, LLC

SOUTH POINT HOLDINGS, LLC

STONY BROOK COGENERATION, INC.

STONY BROOK FUEL MANAGEMENT CORP.

SUTTER DRYERS, INC.

TBG COGEN PARTNERS

TEXAS CITY COGENERATION, L.P.

TEXAS COGENERATION COMPANY

TEXAS COGENERATION FIVE, INC.

TEXAS COGENERATION ONE COMPANY

THERMAL POWER COMPANY

TIVERTON POWER ASSOCIATES LIMITED

PARTNERSHIP

TOWANTIC ENERGY, L.L.C.

VEC HOLDINGS, LLC

VENTURE ACQUISITION COMPANY

VINEYARD ENERGY CENTER, LLC

WAWAYANDA ENERGY CENTER, LLC

WHATCOM COGENERATION PARTNERS, L.P.

ZION ENERGY LLC

By:	/s/ Robert E. Fishman
Name: Robert E. Fishman
Title: Vice President or Executive Vice
President, as applicable

CALPINE OPERATING SERVICES COMPANY, INC.

THOMASSEN TURBINE SYSTEMS AMERICA, INC.

By:	/s/ Eric N. Pryor
Name: Eric N. Pryor
Title: Senior Vice President

CALPINE CONSTRUCTION MANAGEMENT COMPANY,

INC.

CALPINE POWER SERVICES, INC.

By:	/s/ B. N. Gaglia
Name: Nick Gaglia
Title: Vice President

CALPINE ENERGY SERVICES, LP

By:	/s/ Thomas N. May
Name: Thomas N. May
Title: President

AGENTS:

CREDIT SUISSE, Cayman Islands Branch as

Administrative Agent and Collateral Agent

By:	/s/ James Moran
Name: James Moran
Title: Managing Director

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Associate

GENERAL ELECTRIC CAPITAL CORPORATION, as Sub-Agent

By:	/s/ Marshall N. Dudley, Jr.
Name: Marshall N. Dudley, Jr.
Title: Duly Authorized Signatory

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Illegible
Name:
Title:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Ivan W. Chan
Name: Ivan W. Chan
Title: Vice President